EXHIBIT 7



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                             AMENDED AND RESTATED

                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            SFX BROADCASTING, INC.,

                              SFX MERGER COMPANY

                                      AND

                           MULTI-MARKET RADIO, INC.



                          DATED AS OF APRIL 15, 1996,

                 AS AMENDED ON MAY 6, 1996 AND JULY [__], 1996


                              (COMPOSITE VERSION)




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                                      7-1





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                               TABLE OF CONTENTS

   SECTION                                                                PAGE

                            ARTICLE I -- THE MERGER

1.01.  The Merger..........................................................B-1
1.02.  Effective Time; Closing.............................................B-1
1.03.  Effect of the Merger................................................B-2
1.04.  Certificate of Incorporation; Bylaws................................B-2
1.05.  Directors and Officers..............................................B-2

       ARTICLE II -- CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

2.01.  Conversion of Securities............................................B-2
2.02.  Exchange of MMR Stock Certificates..................................B-4
2.03.  Stock Transfer Books................................................B-6
2.04.  Stock Options and Stock Appreciation Rights.........................B-6
2.05.  Warrants............................................................B-7

             ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF MMR

3.01.  Organization and Qualification; Subsidiaries........................B-8
3.02.  Certificate of Incorporation and Bylaws.............................B-8
3.03.  Capitalization......................................................B-8
3.04.  Authority Relative to this Agreement................................B-9
3.05.  No Conflict; Required Filings and Consents..........................B-9
3.06.  Permits; Compliance................................................B-10
3.07.  SEC Filings; Financial Statements..................................B-10
3.08.  Absence of Certain Changes or Events...............................B-10
3.09.  Absence of Litigation..............................................B-11
3.10.  Employee Benefit Matters...........................................B-11
3.11.  Labor Matters......................................................B-12
3.12.  Intellectual Property..............................................B-12
3.13.  Taxes..............................................................B-12
3.14.  Opinion of Financial Advisor.......................................B-13
3.15.  Vote Required......................................................B-13
3.16.  Brokers............................................................B-14
3.17.  Tangible Property..................................................B-14
3.18.  Material Contracts.................................................B-14
3.19.  [Intentionally Omitted]............................................B-14
3.20.  Certain Business Practices.........................................B-14
3.21.  Board Recommendation...............................................B-14
3.22.  Change in Control..................................................B-14
3.23.  FCC Compliance.....................................................B-15
3.24.  Environmental Matters..............................................B-15
3.25.  Accounts Receivable................................................B-16
3.26.  Insurance..........................................................B-16
3.27.  Real Property and Leases...........................................B-16
3.28.  Interested Party Transactions......................................B-17

              ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF SFX
                              AND ACQUISITION SUB



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4.01.  Corporate Organization and Qualification...........................B-17
4.02.  Certificate of Incorporation and Bylaws............................B-17
4.03.  Capitalization.....................................................B-17
4.04.  Authority Relative to this Agreement...............................B-18
4.05.  No Conflict; Required Filings and Consents.........................B-18
4.06.  SEC Filings; Financial Statements..................................B-19
4.07.  Absence of Certain Changes or Events...............................B-19
4.08.  Taxes..............................................................B-20
4.09.  Permits; Compliance................................................B-21
4.10.  Absence of Litigation..............................................B-21
4.11.  Employee Benefit Matters...........................................B-21
4.12.  Labor Matters......................................................B-21
4.13.  Intellectual Property..............................................B-22
4.14.  Opinion of Financial Advisor.......................................B-22
4.15.  Vote Required......................................................B-22
4.16.  Tangible Property..................................................B-22
4.17.  Certain Business Practices.........................................B-22
4.18.  Board Recommendation...............................................B-22
4.19.  FCC Compliance.....................................................B-22
4.20.  Interested Party Transactions......................................B-23

              ARTICLE V -- CONDUCT OF BUSINESS PENDING THE MERGER

5.01.  Conduct of Business by MMR Pending the Merger......................B-23
5.02.  Conduct of Business by SFX Pending the Merger......................B-23

                      ARTICLE VI -- ADDITIONAL AGREEMENTS

6.01.  Registration Statement; Proxy Statement............................B-24
6.02.  Stockholders' Meetings.............................................B-25
6.03.  Appropriate Action; Consents; Filings..............................B-26
6.04.  Access to Information..............................................B-27
6.05.  Acquisition  Proposals.............................................B-27
6.06.  Directors' and Officers' Indemnification...........................B-28
6.07.  Obligations of Acquisition Sub.....................................B-28
6.08.  Public Announcements...............................................B-29
6.09.  Delivery of SEC Documents..........................................B-29
6.10.  Notification of Certain Matters....................................B-29
6.11.  Further Action.....................................................B-29
6.12.  Tax Treatment......................................................B-29
6.13.  FCC Application(s) and Approval....................................B-29
6.14.  Employee Benefit Plans.............................................B-30
6.15.  Repayment of Indebtedness; Redemption of MMR Senior Preferred StockB-30
6.16.  Warrants; Make Whole Adjustment....................................B-30
6.17.  The Exchange Agreement and Related Matters.........................B-31
6.18.  Governance.........................................................B-32
6.19.  Withdrawal of Registration Statements..............................B-32
6.20.  Consulting Arrangement.............................................B-32

                    ARTICLE VII -- CONDITIONS TO THE MERGER

7.01.  Conditions to the Obligations of Each Party........................B-32
7.02.  Conditions to the Obligations of SFX and Acquisition Sub...........B-33
7.03.  Conditions to the Obligations of MMR...............................B-34


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               ARTICLE VIII -- TERMINATION, AMENDMENT AND WAIVER

8.01.  Termination.......................................................B-34
8.02.  Fees and Expenses.................................................B-36
8.03.  Amendment.........................................................B-37
8.04.  Waiver............................................................B-37

                       ARTICLE IX -- GENERAL PROVISIONS

9.01.  Non-Survival of Representations, Warranties and Agreements........B-37
9.02.  Notices...........................................................B-37
9.03.  Certain Definitions...............................................B-38
9.04.  Severability......................................................B-39
9.05.  Assignment; Binding Effect; Benefit...............................B-39
9.06.  Incorporation of Schedules........................................B-39
9.07.  Specific Performance..............................................B-40
9.08.  Governing Law.....................................................B-40
9.09.  Headings..........................................................B-40
9.10.  Counterparts......................................................B-40
9.11.  Waiver of Jury Trial..............................................B-40
9.12.  Entire Agreement..................................................B-40
9.13.  Waiver of Certain Rights..........................................B-40

Exhibit A  - [Intentionally omitted]
Exhibit B  - Affiliate Agreement [Not Include Herewith]
Exhibit C  - Amendments to MMR's Certificate of Incorporation [Not Include
             Herewith]
Exhibit D  - Amendments to SFX's Certificate of Incorporation [Not
             Include Herewith]
Exhibit E-1 - SFX Tax Certificate [Not Include Herewith]
Exhibit E-2 - MMR Tax Certificate [Not Include Herewith]



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         AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, AS AMENDED

         AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of April 15, 1996, as amended on May 6, 1996 and July [__], 1996 (this "Agreement"), by and among SFX BROADCASTING, INC., a Delaware corporation ("SFX"), SFX MERGER COMPANY, a Delaware corporation and a direct wholly-owned subsidiary of SFX ("Acquisition Sub"), and MULTI-MARKET RADIO, INC., a Delaware corporation ("MMR").

                              W I T N E SS E T H:

         WHEREAS, Acquisition Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), intends to merge with and into MMR (the "Merger");

         WHEREAS, the Board of Directors of MMR (a) has determined that the Merger is in the best interests of MMR and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby (the "Transactions") and (b) has recommended the approval and adoption of this Agreement and the approval of the Merger by, and directed that this Agreement and the Merger be submitted to a vote of, the stockholders of MMR;

         WHEREAS, the Board of Directors of SFX (a) has determined that the Merger is in the best interests of SFX and its stockholders and has approved and adopted this Agreement and the Transactions and (b) has recommended the approval and adoption of this Agreement and the approval of the Merger by, and directed that this Agreement and the Merger be submitted to a vote of, the stockholders of SFX;

         WHEREAS, the Board of Directors of Acquisition Sub has determined that the Merger is in the best interests of Acquisition Sub and its stockholder and has approved and adopted this Agreement and the Transactions; and
         WHEREAS, SFX and MMR intend that the Merger constitute a tax-free "reorganization" to the extent of the receipt of stock within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SFX, Acquisition Sub and MMR hereby agree as follows:

                            ARTICLE I -- THE MERGER

         SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined), Acquisition Sub shall be merged with and into MMR, the separate corporate existence of Acquisition Sub shall cease and MMR shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). The name of the Surviving Corporation shall be Multi-Market Radio, Inc.

         SECTION 1.02. EFFECTIVE TIME; CLOSING. Unless this Agreement shall have been terminated and the Transactions abandoned pursuant to Article VIII, as promptly as practicable (and in any event within five business days) following the satisfaction or waiver of the conditions set forth in Article VII (or such other date as may be agreed to in writing by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Secretary") in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law. The term "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary (or such later time as may be agreed to in writing by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the offices of Baker & McKenzie, 805 Third Avenue, New York, New York (or such other place and time as the parties hereto may agree).

         SECTION 1.03. EFFECT OF THE MERGER. The effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of MMR and Acquisition Sub shall vest in the Surviving Corporation,



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and all debts, liabilities and duties of MMR and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.04. CERTIFICATE OF INCORPORATION; BYLAWS. (a) The Certificate of Incorporation of MMR, as in effect at the Effective Time and as amended as set forth below, shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

                                  "ARTICLE IV

         The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000), $.01 par value per share, all of which shall be shares of common stock."

         (b) At the Effective Time, the Bylaws of MMR in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof.

         SECTION 1.05. DIRECTORS AND OFFICERS. The directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until a successor is elected or appointed and qualified, and the officers of Acquisition Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or as otherwise provided in the Bylaws of the Surviving Corporation.


       ARTICLE II -- CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         SECTION 2.01. CONVERSION OF SECURITIES. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Sub, MMR or the holders of any of the following shares of capital stock, and subject to the other provisions of Sections 2.01 and 2.02:

              (i) MMR CLASS A COMMON STOCK -- each share of Class A Common Stock, $.01 par value, of MMR (the "MMR Class A Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of validly issued, fully paid and non-assessable shares of Class A Common Stock, $.01 par value, of SFX (the "SFX Class A Common Stock") equal to the Exchange Ratio (as defined in Section 2.01(b));

              (ii) MMR CLASS B COMMON STOCK -- each share of Class B Common Stock, $.01 par value, of MMR (the "MMR Class B Common Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 2.01(d))) shall be converted into the right to receive the number of validly issued, fully paid and non-assessable shares of Class B Common Stock, $.01 par value, of SFX (the "SFX Class B Common Stock") equal to the Exchange Ratio;

              (iii) MMR CLASS C COMMON STOCK -- each share of Class C Common Stock, $.01 par value, of MMR (the "MMR Class C Common Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive the number of validly issued, fully paid and non-assessable shares of SFX Class B Common Stock equal to the Exchange Ratio;

              (iv) MMR ORIGINAL PREFERRED STOCK -- each share of Preferred Stock, $.01 par value, of MMR (the "MMR Original Preferred Stock") issued and outstanding immediately prior to theEffective Time (other than Dissenting Shares) shall be converted into the right to receive the number of validly issued, fully paid and non-assessable shares of SFX Class B Common Stock equal to the Exchange Ratio; and

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              (v) MMR SERIES B CONVERTIBLE PREFERRED STOCK -- each share of
         Series B Convertible Preferred Stock, $.01 par value, of MMR (the "MMR Series B Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive the number of validly issued, fully paid and non-assessable shares of SFX Class A Common Stock equal to the Exchange Ratio, which shares of SFX Class A Common Stock shall be subject to certain mutually acceptable forfeiture restrictions through February 14, 1998;

provided, however, that in the event that the stockholders of MMR fail to approve the amendments to the Certificate of Incorporation of MMR as set forth in Exhibit C, or the National Association of Securities Dealers, Inc. ("NASD") or the Nasdaq Stock Market does not approve the issuance of SFX Class B Common Stock in the Merger, then each share of MMR Class B Common Stock, MMR Class C Common Stock and MMR Original Preferred Stock shall be converted into the right to receive the number of validly issued, fully paid and non-assessable shares of SFX Class A Common Stock equal to the Exchange Ratio.

              (vi) all shares (other than Dissenting Shares) of MMR Class A Common Stock, MMR Class B Common Stock, MMR Class C Common Stock, MMR Original Preferred Stock, and MMR Series B Preferred Stock (collectively, the "MMR Securities") shall no longer be outstanding and shall automatically be canceled and cease to exist, and each certificate previously evidencing any such shares (other than Dissenting Shares) shall thereafter represent the right to receive a certificate representing the shares of SFX Class A Common Stock or SFX Class B Common Stock (collectively, the "SFX Common Stock") into which such MMR Securities were converted in the Merger. The holders of certificates previously evidencing such MMR Securities outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such MMR Securities except as otherwise provided herein or by Delaware Law. Such certificates previously evidencing MMR Securities shall be exchanged for certificates representing whole shares of SFX Common Stock issued in consideration therefor upon the surrender of such certificates previously evidencing MMR Securities in accordance with the provisions of
         Section 2.02. No fractional shares of SFX Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(e);

              (vii) any MMR Securities held in the treasury of MMR and any MMR Securities owned by SFX or any wholly-owned subsidiary of SFX or of MMR immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

              (viii) each share of common stock, $.01 par value, of Acquisition Sub (the "Acquisition Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Common Stock, $.01 par value, of the Surviving Corporation.

         (b) For purposes of this Agreement, subject to adjustments required by Section 6.16, "Exchange Ratio" shall mean the number of shares of SFX Class A Common Stock or SFX Class B Common Stock, as the case may be, equal to the quotient obtained by dividing $12.00 by the average of the Reported Price (as defined hereafter) for the twenty (20) consecutive trading days ending on the fifth trading day prior to the Effective Time (such average Reported Price being the "SFX Class A Common Stock Price") (the fifth trading day prior to the Effective Time being referred to as the "Determination Date"), on the primary exchange on which the SFX Class A Common Stock is traded, including the Nasdaq National Market; provided, however, that (1) in the event that the SFX Class A Common Stock Price exceeds $42.00 but is equal to or less than $44.00, then the Exchange Ratio shall be the quotient obtained by dividing (i) the sum of (A) $12.00, plus (B) the product of (I) twenty-five percent (25%), multiplied by (II) the difference between the SFX Class A Common Stock Price and $42.00 by (ii) the SFX Class A Common Stock Price; (2) in the event that the SFX Class A Common Stock Price exceeds $44.00, then the Exchange Ratio shall be the quotient obtained by dividing (i) the sum of (A) $12.50, plus (B) the product of (I) thirty percent (30%), multiplied by (II) the difference between the SFX Class A Common Stock Price and $44.00 by (ii) the SFX Class A Common Stock Price; or (3) in the event that the SFX Class A Common Stock Price is less than $32.00 then the Exchange Ratio shall be .3750. All arithmetic calculations pursuant to this paragraph shall be made through the fourth decimal place (i.e., to the closest ten-thousandth). For purposes of this Agreement, "Reported Price"


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shall mean, with respect to each trading day, the average of the last reported bid and asked prices of the SFX Class A Common Stock on such trading day.

         (c) If between the date of this Agreement and the Effective Time, except as otherwise contemplated herein, the outstanding MMR Securities or SFX Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, reclassification, recapitalization, split, division, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, reclassification, recapitalization, split, division, combination or exchange of shares.

         (d) If appraisal rights are available under Delaware Law to holders of shares of MMR Securities in connection with the Merger, any issued and outstanding share of MMR Securities (other than MMR Class A Common Stock) which has not been voted for adoption of this Agreement and the Transactions and with respect to which appraisal shall have been properly demanded in accordance with Section 262 of Delaware Law ("Dissenting Shares") shall not be converted into the right to receive the consideration described in Section 2.01(a), and the holders thereof shall have only such rights as are provided in such Section 262 of Delaware Law, unless and until the holder of any such share of MMR Securities withdraws such holder's demand for appraisal in accordance with Section 262(k) of Delaware Law or otherwise loses the right to such appraisal. If a holder of MMR Securities shall withdraw such holder's demand for appraisal or shall otherwise lose the right to such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's MMR Securities shall cease to be Dissenting Shares and shall be converted into the consideration described in Section 2.01(a), without interest. Prior to the Effective Time, MMR shall give SFX prompt notice of any written demands for appraisal or withdrawals of demands for appraisal received by MMR and, except with the prior written consent of SFX, shall not settle or offer to settle any such demands.

         SECTION 2.02. EXCHANGE OF MMR STOCK CERTIFICATES.

         (a) EXCHANGE AGENT. As of or before the Effective Time, SFX shall deposit, or shall cause to be deposited, with a bank or trust company organized under the laws of, and having an office in, the United States or any state thereof (the "Exchange Agent") and designated by SFX and approved by MMR, which approval shall not be unreasonably withheld, for the benefit of the holders of MMR Securities, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the whole shares of SFX Common Stock issuable pursuant to Section 2.01 in exchange for outstanding MMR Securities and cash in an amount sufficient to permit payment of cash payable in lieu of fractional shares pursuant to Section 2.02(e) (such certificates for shares of SFX Common Stock, together with any dividends or distributions with respect thereto, and cash, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions from SFX, be instructed to deliver the SFX Common Stock contemplated to be issued pursuant to Section 2.01 and cash contemplated by Section 2.02(e) out of the Exchange Fund.

         (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, SFX will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding MMR Securities (other than Dissenting Shares) (each a "Certificate" and collectively, the "Certificates") (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of SFX Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of SFX Common Stock which such holder has the right to receive in respect of the MMR Securities formerly represented by such Certificate (after taking into account all MMR Securities then held by such holder), together with cash in lieu of fractional SFX Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or distributions to which such holder is entitled pursuant to
Section 2.02(c), and the Certificate so surrendered shall forthwith be canceled. Subject to Section 2.02(h), under no circumstances will any holder of a Certificate be entitled to receive any part of the shares of SFX Common Stock into which the MMR Securities were converted in the Merger until such holder shall have surrendered such Certificate. In the event of a transfer of ownership of MMR Securities which is not registered in the transfer records of MMR, the shares of SFX Common Stock into which such MMR Securities were converted in the Merger may be issued in accordance with this Article II to the transferee if the Certificate evidencing such MMR Securities is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to


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evidence only the right to receive upon such surrender the certificate representing the number of whole shares of SFX Common Stock which the holder has the right to receive in respect of the MMR Securities formerly represented by such Certificate (after taking into account all MMR Securities then held by such holder), together with cash in lieu of fractional shares of SFX Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or distributions to which such holder is entitled pursuant to
Section 2.02(c). SFX agrees, from and after the Effective Time, to treat each holder of Certificates as holding of record the whole number of shares of SFX Common Stock which such holder has the right to receive pursuant to this Agreement for purposes of voting and determinations of quorums for voting.

         (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES OF SFX COMMON STOCK. No dividends or other distributions declared or made after the Effective Time with respect to SFX Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SFX Common Stock into which such MMR Securities were converted in the Merger, until the holder of such Certificate shall surrender such Certificate for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of such Certificate, in addition to the certificates representing shares of SFX Common Stock as provided in Section 2.02(b) (including any cash paid or other distributions pursuant to Section 2.02(e)), without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole shares of SFX Common Stock evidenced by such Certificate.

         (d) NO FURTHER RIGHTS IN MMR SECURITIES. All shares of SFX Common Stock delivered upon conversion of the MMR Securities in accordance with the terms hereof (including any cash paid or other distributions pursuant to Sections 2.02(c) and (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such MMR Securities.

         (e) NO FRACTIONAL SHARES. No certificates or scrip evidencing fractional shares of SFX Common Stock shall be issued upon the surrender for exchange of Certificates, but in lieu thereof each holder of MMR Securities who would otherwise be entitled to receive a fraction of a share of SFX Common Stock, after aggregating all shares of SFX Common Stock which such holder would be entitled to receive under Section 2.01, shall receive an amount equal to the SFX Class A Common Stock Price multiplied by the fraction of a share of SFX Common Stock to which such holder would otherwise be entitled, without interest.

         (f) TERMINATION OF EXCHANGE FUND. Any portion of the
Exchange Fund which remains undistributed to the holders of MMR Securities for one year after the Effective Time shall be delivered to SFX, upon demand, and, subject to Section 2.02(g), any holders of MMR Securities who have not theretofore complied with this Article II shall thereafter look only to SFX for the shares of SFX Common Stock, any cash in lieu of fractional shares of SFX Common Stock and any dividends or other distributions to which they are entitled pursuant to this Section 2.02.

         (g) NO LIABILITY. Neither SFX nor the Surviving Corporation shall be liable to any holder of MMR Securities for any shares of SFX Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (h) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the execution of an indemnity agreement by such person and/or the posting by such person of a bond in such reasonable amount as the Surviving Corporation may reasonably direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of SFX Common Stock, cash in lieu of fractional shares of SFX Common Stock and unpaid dividends and distributions on shares of SFX Common Stock deliverable in respect thereof pursuant to this Agreement.

         SECTION 2.03. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of MMR shall be closed and there shall be no further registration of transfers of MMR Securities thereafter on the records of MMR. At or after the Effective Time, any Certificates presented to the Exchange Agent or SFX for any reason shall be converted into the right to receive shares of SFX Common Stock, cash in lieu of fractional shares of SFX Common Stock and any dividends or other distributions to which they are entitled pursuant to Section 2.02.


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




         SECTION 2.04. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. (a) Pursuant to the Multi-Market Radio, Inc. 1993 Stock Option Plan (the "1993 Plan"), the Multi-Market Radio, Inc. 1994 Stock Option Plan (the "1994 Plan") and the Multi-Market Radio, Inc. 1995 Stock Option Plan (the "1995 Plan" and, together with the 1993 Plan and the 1994 Plan, the "Option Plans"), all outstanding options issued thereunder (the "Options") shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be assumed by SFX. The holders of such Options shall continue to have, and be subject to, the same terms and conditions set forth in the stock option plans and agreements pursuant to which such Options were issued as in effect immediately prior to the Effective Time, except that (i) such Options shall be exercisable for that number of whole shares of SFX Class A Common Stock equal to the product of the number of shares of MMR Class A Common Stock covered by the Option immediately prior to the Effective Time multiplied by the Exchange Ratio rounded up to the nearest whole number of shares of SFX Class A Common Stock, and (ii) the per share exercise price for the shares of SFX Class A Common Stock issuable upon the exercise of such assumed Option shall be equal to the quotient determined by dividing the exercise price per share of MMR Class A Common Stock specified for such Option under the applicable stock option plan or agreement in effect immediately prior to the Effective Time by the Exchange Ratio rounding the resulting exercise price down to the nearest whole cent. The date of grant for such Option shall be the date on which the Option was originally granted. At the Effective Time, SFX shall reserve for issuance the number of shares of SFX Class A Common Stock that will become issuable upon the exercise of such Options pursuant to this
Section 2.04. Nothing in this Section 2.04 shall affect the schedule of vesting (or the acceleration thereof) with respect to the Options to be assumed by SFX as provided in this Section 2.04. As soon as practicable after the Effective Time, SFX shall file a registration statement or registration statements on Form S-8 (or any successor form), or another appropriate form with respect to the shares of SFX Class A Common Stock subject to such options, and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding. It is the intention of the parties that, subject to applicable law, the Options assumed by SFX qualify following the Effective Time as "incentive stock options" (as defined in Section 422 of the Code) to the extent that the Options qualified as incentive stock options prior to the Effective Time.

         (b) At the Effective Time, each outstanding stock appreciation right ("SAR") issued by MMR shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be assumed by SFX. The holders of such SARs shall continue to have, and be subject to, the same terms and conditions set forth in the agreements pursuant to which such SARs were issued as in effect immediately prior to the Effective Time, except that (i) such SARs shall be exercisable for that number of whole shares of SFX Class A Common Stock equal to the product of the number of shares of MMR Class A Common Stock covered by the SAR immediately prior to the Effective Time multiplied by the Exchange Ratio rounded up to the nearest whole number of shares of SFX Class A Common Stock, and (ii) the per share strike price for the shares of SFX Class A Common Stock issuable upon the exercise of such assumed SAR shall be equal to the quotient determined by dividing the strike price per share of MMR Class A Common Stock specified for such SAR under the applicable agreement in effect immediately prior to the Effective Time by the Exchange Ratio, rounding the resulting strike price down to the nearest whole cent. SFX may elect, in its sole discretion, to pay cash upon exercise of the SARs in lieu of shares of SFX Class A Common Stock as such amount shall be determined in accordance with the agreements pursuant to which the SARs were issued. The date of grant of such SAR shall be the date on which the SAR was originally granted. At the Effective Time, SFX shall reserve for issuance the number of shares of SFX Class A Common Stock that will become issuable upon the exercise of such SARs pursuant to this Section 2.04. Nothing in this
Section 2.04 shall affect the schedule of vesting (or the acceleration thereof) with respect to the SARs to be assumed by SFX as provided in this
Section 2.04. As soon as practicable after the Effective Time, SFX shall file a registration statement with respect to the shares of SFX Class A Common Stock subject to such SARs and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus contained therein) for so long as such SARs remain outstanding.

         SECTION 2.05. WARRANTS. (a) At the Effective Time, each outstanding
(i) Class A Warrant (the "Class A Warrants") and Class B Warrant (the "Class B Warrants") issued pursuant to that certain Warrant Agreement dated March 23, 1994 by and among MMR, American Stock Transfer & Trust Company (the "Warrant Agent"), D.H. Blair Investment Banking Corp. and Americorp Securities, Inc. (the "Warrant Agreement"), (ii) option issued pursuant to those certain unit purchase options dated March 23, 1994 (the "Unit Purchase Options"), (iii) warrant issued to the underwriters of MMR's initial public offering pursuant to common stock purchase warrants dated July 28, 1993 (the "IPO Warrants"),
(iv) warrant issued to The Huff Alternative Income Fund, L.P. ("Huff") dated March 27, 1995 and September 26, 1995 and exercisable to purchase 595,000 and 133,201.54 shares, respectively, of MMR Class A Common Stock (subject to adjustment as therein described) (the "Huff Warrants") and any additional warrant granted to Huff after the date hereof (the "Additional Huff


                                     7-10

Warrant"), and (v) option issued to Robert F.X. Sillerman (each a"Warrant" and collectively, the "Warrants") shall be assumed by SFX. The holders of such Warrants shall continue to have, and be subject to, the same terms and conditions set forth in such Warrant (including, without limitation, any provision contained therein relating to the repurchase or redemption thereof), except that (i) such Warrants shall be exercisable for that number of shares of SFX Class A Common Stock equal to the product of the number of shares of MMR Class A Common Stock covered by the Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and (ii) the per share exercise price for the shares of SFX Class A Common Stock issuable upon the exercise of such assumed Warrant shall be equal to the quotient determined by dividing the exercise price per share of MMR Class A Common Stock specified for such Warrant under the applicable Warrant immediately prior to the Effective Time by the Exchange Ratio rounding the resulting exercise price down to the nearest whole cent. SFX shall also assume the obligations under the Registration Rights Agreement, dated as of March 27, 1995 between Huff and MMR and certain obligations of MMR under the Securities Purchase Agreement, dated as of March 27, 1995, between Huff and MMR, on terms reasonably satisfactory to Huff. Notwithstanding anything to the contrary, nothing herein shall prohibit SFX from issuing fractional shares of SFX Class A Common Stock upon the exercise of any Warrant.

         (b) At or prior to the Effective Time, SFX shall deliver to the holders of the Warrants appropriate and timely notices setting forth such holders' rights pursuant to the Warrants and the agreements evidencing the issuance of the Warrants shall continue in effect on the same terms and conditions (subject to the assumption by SFX as set forth above).

         (c) At the Effective Time, SFX shall reserve for issuance the number of shares of SFX Class A Common Stock that will become issuable upon exercise of the Warrants assumed by SFX. SFX shall file a registration statement on Form S-3 or another appropriate form with respect to the shares of SFX Class A Common Stock subject to the Warrants assumed by SFX and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus contained therein) for so long as such Warrants remain outstanding.

             ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF MMR

         Except as set forth in the disclosure schedule delivered by MMR to SFX, and signed by MMR and SFX for identification, within ten (10) business days after the execution and delivery of this Agreement (the "MMR Disclosure Schedule"), which shall identify exceptions by specific section references, MMR hereby represents and warrants to SFX and Acquisition Sub that:

         SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. MMR is a corporation, and each subsidiary of MMR (each a "MMR Subsidiary" and collectively, the "MMR Subsidiaries") is a corporation or a partnership, as the case may be, in each case duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority (or partnership power and authority) to own, lease and operate its properties and to carry on its business as it is now being conducted. MMR and each MMR Subsidiary are duly qualified or licensed as a foreign corporation (or partnership) to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" means, with respect to any person, any change or effect that, individually or when taken together with all other changes or effects that have occurred on or prior to the date of determination of the occurrence of the Material Adverse Effect and which are continuing as of that date, is or is reasonably likely to be materially adverse to the financial condition, business, results of operations or prospects of such person and its subsidiaries, taken as a whole. As of the date hereof, a true and correct list of all MMR Subsidiaries, together with the jurisdiction of organization of each MMR Subsidiary and the percentage of the outstanding capital stock (or other ownership interest) of each MMR Subsidiary owned by MMR and each other MMR Subsidiary, is set forth in Section 3.01 of the MMR Disclosure Schedule. Except as disclosed in Section 3.01 of the MMR Disclosure Schedule, MMR does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         SECTION 3.02. CERTIFICATE OF INCORPORATION AND BYLAWS. MMR has heretofore made available to SFX a complete and correct copy of the Certificate of Incorporation and Bylaws, each as amended to date, of MMR and each


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




MMR Subsidiary. Neither MMR nor any MMR Subsidiary is in violation of any provision of its Certificate of Incorporation or Bylaws or other organizational document, as applicable.

         SECTION 3.03. CAPITALIZATION. The authorized capital stock of MMR consists of 15,000,000 shares of Class A Common Stock, 1,200,000 shares of Class B Common Stock, 700,000 shares of Class C Common Stock and 1,200,000 shares of preferred stock. As of the date hereof (a) 3,216,500 shares of MMR Class A Common Stock were issued and outstanding, (b) 140,000 shares of MMR Class B Common Stock were issued and outstanding, (c) 360,000 shares of MMR Class C Common Stock were issued and outstanding, (d) 200,000 shares of MMR Original Preferred Stock were issued and outstanding, (e) 1,250 shares of Senior Cumulative Preferred Stock, $.01 par value, of MMR (the "MMR Senior Preferred Stock") were issued and outstanding, and (f) 200,000 shares of MMR Series B Preferred Stock were issued and outstanding; all of which are validly issued, fully paid and non-assessable and not subject to preemptive rights. Except as set forth in Sections 2.04 and 2.05 hereof or Section 3.03 of the MMR Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of, or other equity interests in, MMR or any MMR Subsidiary obligating MMR or any MMR Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, MMR or any MMR Subsidiary. Subject to the terms of Sections 2.02, 2.04 and 2.05, after the Effective Time, neither SFX nor the Surviving Corporation will have any obligation to issue, transfer or sell any SFX Common Stock or securities convertible into SFX Common Stock or common stock or other securities of the Surviving Corporation or any securities convertible into common stock or other securities of the Surviving Corporation. Except as contemplated by this Agreement, there are no outstanding contractual obligations of MMR or any MMR Subsidiary to repurchase, redeem or otherwise acquire any MMR Securities or any capital stock of, or any equity interest in, any MMR Subsidiary. Each outstanding share of capital stock of, or other equity interest in, each MMR Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as described in Section 3.03 of the MMR Disclosure Schedule, each such share or interest owned by MMR or another MMR Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on MMR's or such other MMR Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

         SECTION 3.04. AUTHORITY RELATIVE TO THIS AGREEMENT. MMR has all necessary corporate power and authority to execute and deliver this Agreement and, with respect to the Merger, upon the approval and adoption of this Agreement by MMR's stockholders in accordance with this Agreement and Delaware Law, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by MMR and the consummation by MMR of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of MMR are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the stockholders of MMR as set forth in Section 3.15 and the filing and recordation of an appropriate Certificate of Merger with the Secretary as required by Delaware Law and with respect to certain amendments to the Certificate of Incorporation of MMR, the approval by the stockholders of MMR as set forth in Exhibit C). This Agreement has been duly and validly executed and delivered by MMR and, assuming the due authorization, execution and delivery of this Agreement by SFX and Acquisition Sub, constitutes a legal, valid and binding obligation of MMR, enforceable against MMR in accordance with its terms.

         SECTION 3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.
(a) The execution and delivery of this Agreement by MMR do not, and the performance of this Agreement by MMR will not, subject to, (x) with respect to the Merger, obtaining the requisite approval and adoption of this Agreement by MMR's stockholders in accordance with this Agreement and Delaware Law, and (y) obtaining the consents, approvals, authorizations and permits and making the filings described in Section 3.05(b) of the MMR Disclosure Schedule, in
Section 3.05(b) or Section 8.01(l)(B) of this Agreement, (i) conflict with or violate the Certificate of Incorporation or Bylaws of MMR or any MMR Subsidiary, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Law" or "Laws") applicable to MMR or any MMR Subsidiary or by which any property or asset of MMR or any MMR Subsidiary is bound or affected, or (iii) except as specified in Section 3.05(a)(iii) of the MMR Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, unilateral amendment, acceleration or cancellation of, or give to others any right to invalidate or terminate any purchase or other right to acquire property under, or result in the creation of a lien or other encumbrance on any property or asset of MMR or any MMR Subsidiary or require the consent of any third party pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which MMR or any MMR Subsidiary is a party or by which MMR or any MMR Subsidiary or any property or asset of MMR or


                                     7-12
any MMR Subsidiary is bound or affected, except for such conflicts, violations, breaches, defaults, rights, liens and consents which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on MMR.

         (b) The execution and delivery of this Agreement by MMR do not, and the performance of this Agreement by MMR will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) pursuant to the Securities Exchange Act of 1934, as amended (the"Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Communications Act (as hereinafter defined), and filing and recordation of an appropriate Certificate of Amendment to MMR's Certificate of Incorporation and Certificate of Merger with the Secretary as required by Delaware Law, (ii) as specified in
Section 3.05(b) of the MMR Disclosure Schedule and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be likely to have a Material Adverse Effect on MMR and would not prevent or delay consummation of the Transactions, or otherwise prevent MMR from timely performing its obligations under this Agreement.

         SECTION 3.06. PERMITS; COMPLIANCE. Except as disclosed in
Sections 3.06 and 3.24 of the MMR Disclosure Schedule, each of MMR and the MMR Subsidiaries is now and on the Effective Time will be in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission or court of competent jurisdiction ("Governmental Authority") legally necessary for MMR or any MMR Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted, except for those which the failure to possess would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on MMR (the "MMR Permits") and, as of the date hereof, no suspension or cancellation of any of the MMR Permits is pending or, to the knowledge of MMR, threatened. Except as disclosed in Section 3.06 of the MMR Disclosure Schedule, neither MMR nor any MMR Subsidiary is in conflict with, or in default or violation of, or, with the giving of notice or the passage of time, would be in conflict with, or in default or violation of, (i) any Law applicable to MMR or any MMR Subsidiary or by which any property or asset of MMR or any MMR Subsidiary is bound or affected, except in the case of any such conflict, default or violation which would not reasonably be expected to have a Material Adverse Effect, or (ii) any of the MMR Permits.

         SECTION 3.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) MMR has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (collectively, the "MMR SEC Reports"). The MMR SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not, at the time they were filed (or at the effective date thereof in the case of registration statements), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No MMR Subsidiary is currently required to file any form, report or other document with the Securities and Exchange Commission (the "SEC").

         (b) Each of the financial statements (including, in each case, any notes thereto) contained in the MMR SEC Reports was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("U.S. GAAP") throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with quarterly reports on Form 10-QSB do not contain all U.S. GAAP notes to such financial statements) and each fairly presented in all material respects the financial position, results of operations and changes in stockholders' equity and cash flows of MMR as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect on MMR).

         (c) Except (i) to the extent set forth on the audited consolidated balance sheet of MMR as of December 31, 1995, including the notes to the audited financial statements of which such balance sheet is a part and which is included in MMR's Form 10-KSB for the year ended December 31, 1995 (the "MMR December 31, 1995 Balance Sheet"), (ii) as set forth in Section 3.07(c) of the MMR Disclosure Schedule or (iii) as disclosed in any SEC Report filed by MMR after December 31, 1995, neither MMR nor any MMR Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with U.S. GAAP, except for liabilities and obligations incurred in (x) the ordinary


                                     7-13
course of business consistent with past practice since December 31, 1995 which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MMR or (y) connection with this Agreement.

         (d) MMR has heretofore made available to SFX complete and correct copies of all amendments and modifications (if any) that have not been filed by MMR with the SEC to all agreements, documents and other instruments that previously had been filed by MMR as exhibits to the MMR SEC Reports and are currently in effect.

         SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1995, except in the ordinary course and in a manner consistent with MMR's past practice or as contemplated by, or disclosed pursuant to, this Agreement, including Section 3.08 of the MMR Disclosure Schedule, there has not been (a) any amendment or other change to the Certificate of Incorporation or Bylaws of MMR or any MMR Subsidiary, (b) any issuance, sale, pledge, disposal, grant, encumbrance, or authorization of the issuance, sale, pledge, disposition, grant or encumbrance by MMR or any MMR Subsidiary of (i) any shares of their capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of MMR or any MMR Subsidiary (except for the issuance of shares of capital stock issuable pursuant to Options and Warrants outstanding on December 31, 1995 and the authorization and issuance of the Additional Huff Warrant), or (ii) any of their assets, (c) any declaration, setting aside, making or payment of any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of their capital stock by MMR or any MMR Subsidiary, (d) any reclassification, combination, split or division by MMR or any MMR Subsidiary of any of their capital stock or redemption, purchase or other acquisition, directly or indirectly, of any of their capital stock or securities or obligations convertible into or exchangeable or exercisable for such capital stock, (e) any commitment or incurrence by MMR or any MMR Subsidiary of any capital expenditure in excess of $100,000, (f) any incurrence of any indebtedness for borrowed money in excess of $100,000 or issuance of any debt securities or assumption, guarantee or endorsement, or otherwise becoming responsible as an accommodation, for the obligations of any person, or making of any loans or advances, (g) any acquisition by MMR or any MMR Subsidiary (including, without limitation, by merger, consolidation or acquisition of stock or assets) of any interest in any corporation, partnership, other business organization or any division thereof or any assets, (h) any contract or agreement entered into or amended by MMR or any MMR Subsidiary material to their businesses, results of operations or financial condition except for advertising, programming, and similar contracts consistent with past practices, (i) any increase in the compensation payable or to become payable to any director, officer or other employee, or consultant or advisor, of MMR or any MMR Subsidiary, or grant of any bonus to, or grant of any severance or termination pay to, except pursuant to existing compensation and benefit plans, practices or arrangements that have been previously disclosed to SFX, or any employment or severance agreement entered into with, any director, officer or other employee, or consultant or advisor, of MMR or any MMR Subsidiary that has a potential duration of more than 90 days or that involves an aggregate payment of more than $50,000, or any collective bargaining agreement entered into or amended,
(j) any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation or other plan, trust or fund established, adopted, entered into or amended for the benefit of any director, officer or class of employees of MMR or any MMR Subsidiary, (k) any settlement or compromise by MMR or any MMR Subsidiary of any pending or threatened litigation which would reasonably be expected to have a Material Adverse Effect on MMR or which relates to the Transactions, (l) any event or events (whether or not covered by insurance), individually or in the aggregate, having a Material Adverse Effect on MMR, or (m) any change by MMR or any MMR Subsidiary in its accounting methods, principles or practices.

         SECTION 3.09. ABSENCE OF LITIGATION. Section 3.09 of the MMR Disclosure Schedule sets forth each instance in which any of MMR and the MMR Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the knowledge of MMR and the MMR Subsidiaries, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, which has not otherwise been disclosed in the MMR SEC Reports and which would reasonably be expected to have a Material Adverse Effect on MMR. Neither MMR nor any MMR Subsidiary nor any property or asset of MMR or any MMR Subsidiary is in violation of any order, writ, judgment, injunction, decree, determination or award.

         SECTION 3.10. EMPLOYEE BENEFIT MATTERS. Except as set forth in
Section 3.10 of the MMR Disclosure Schedule, there are no material employee benefit or compensation plans, agreements or arrangements, including "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and including, but not limited to, plans, agreements or arrangements relating to former employees to which MMR or any of


                                     7-14
the MMR Subsidiaries is a party (together, the "MMR Benefits Plans").
To the best knowledge of MMR, no default exists with respect to the obligations of MMR or any of the MMR Subsidiaries under such MMR Benefit Plans, which default, alone or in the aggregate, would have a Material Adverse Effect on MMR. All MMR Benefit Plans have been administered in accordance, and are in compliance, with the applicable provisions of ERISA, except where such failure to administer or comply would not have a Material Adverse Effect on MMR.

         SECTION 3.11. LABOR MATTERS. Neither MMR nor any MMR Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by MMR or any MMR Subsidiary.

         SECTION 3.12. INTELLECTUAL PROPERTY. MMR and the MMR Subsidiaries own or have valid, binding and enforceable rights to use each patent, invention, copyright, trademark, industrial model, process, design and all registrations and applications for any of the foregoing used, employed or exploited in the business of MMR or any MMR Subsidiary without any known conflict with the rights of others.

         SECTION 3.13. TAXES. (a) Except as otherwise disclosed in Section 3.13(a) of the MMR Disclosure Schedule: MMR and each of the MMR Subsidiaries has filed (or received an appropriate extension of time to file) all federal, state, local, and foreign Tax Returns required to be filed by them prior to the Effective Time. From 1992 through the Effective Time, MMR and the MMR Subsidiaries filed consolidated U.S. federal income tax returns as members of an affiliated group, the common parent of which is MMR. All such Tax Returns were true and correct in all material respects. MMR and each of the MMR Subsidiaries has paid all Taxes shown to be due on such Tax Returns, and has made appropriate provisions in the MMR December 31, 1995 Balance Sheet for any Taxes not yet due, or which are being contested in good faith. MMR and each of the MMR Subsidiaries has disclosed on all Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code or any similar provision of state, local or foreign law. MMR and each of the MMR Subsidiaries has withheld and paid over to the appropriate Governmental Authority all Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, except for amounts which would not, individually or in the aggregate, have a Material Adverse Effect. MMR and each of the MMR Subsidiaries has made all payments of estimated Taxes required to be made under federal, state, local or foreign law. All tax deficiencies asserted or assessed against MMR and each of the MMR Subsidiaries have been paid or finally settled. Neither MMR nor any of the MMR Subsidiaries expects any federal, state, local or foreign taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed. No claims have ever been made by any tax authority in a jurisdiction where MMR and each of the MMR Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither MMR nor any of the MMR Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency. There is no pending or, to the knowledge of MMR, threatened action, audit, proceeding or investigation for the assessment or collection of any Taxes. There are no requests for rulings, subpoenas or requests for information pending with respect to any taxing authority. Any adjustments of Taxes made by any federal taxing authority in any examination which is required to be reported to a state, local, or foreign taxing authority has been reported, and any additional Taxes due with respect thereto have been paid. No power of attorney has been granted by MMR or any of the MMR Subsidiaries, and is currently in force, with respect to any matter relating to Taxes. There are no liens (other than liens for Taxes that are not yet due or which are being contested in good faith) on any assets of MMR or any of the MMR Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens which would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) Except as otherwise disclosed in Section 3.13(b) of the MMR Disclosure Schedule: Neither MMR nor any of the MMR Subsidiaries has made an election under Section 341(f) of the Code. Neither MMR nor any of the MMR Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Neither MMR nor any of the MMR Subsidiaries has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii). No excess loss account (within the meaning of Treas. Reg. ss. 1.1502-19) exists with respect to any of the MMR Subsidiaries. Neither MMR nor any of the MMR Subsidiaries has, or will have, as of the Effective Time, any deferred gain or loss arising from deferred intercompany transactions within the meaning of Treas. Reg. ss. 1.1502-13. Neither MMR nor any of the MMR Subsidiaries was acquired in a "qualified stock purchase" under Section 338(d)(3) of the Code and no election under Section 338(g) of the Code, protective carryover basis election, or offset prohibition election is applicable to MMR or any of the MMR Subsidiaries. Neither MMR nor any of the MMR Subsidiaries has participated in or cooperated with any international


                                     7-15
boycott within the meaning of Section 999 of the Code. Neither MMR nor any of the MMR Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method, nor is any taxing authority considering such change in accounting method. Neither MMR nor any of the MMR Subsidiaries has disposed of any property which has been accounted for tax purposes under the installment method. Neither MMR nor any of the MMR Subsidiaries is a party to any interest rate swap, currency swap or similar transaction. The net operating loss and other carryovers available to MMR and each of the MMR Subsidiaries as of the most recent practicable date will be set forth in Section 3.13(b) of the MMR Disclosure Schedule. As of the Effective Time but prior to the Merger, the ability of MMR and each of the MMR Subsidiaries to use their net operating losses and carryovers will not have been affected by Sections 382, 383 or 384 of the Code or by the SRLY or CRCO limitations of Treas. Reg. ss.ss. 1.1502-21 or 1.1502- 22. Neither MMR nor any of the MMR Subsidiaries owns any interest in an entity which is characterized as a partnership for U.S. federal income tax purposes. Neither MMR nor any of the MMR Subsidiaries would be liable for any increase in Tax under Section 47 of the Code, were such entity to dispose of all of its assets on the Effective Time. As of the Effective Time, neither MMR nor any of the MMR Subsidiaries will have sustained an "overall foreign loss" within the meaning of Section 904(f) of the Code. As of the Effective Time, neither MMR nor any of the MMR Subsidiaries will have any "non-recapture net section 1231 losses" within the meaning of Section 1231(c) of the Code. No election under Section 1504(d) of the Code has been made with respect to MMR or any of the MMR Subsidiaries.


         (c) Regarding the Merger: Neither MMR nor any of the MMR Subsidiaries is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code. Except as set forth on Section 3.13(c) of the MMR Disclosure Schedule, neither MMR nor any of the MMR Subsidiaries is under the jurisdiction of a court in Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code. Neither MMR or any of the MMR Subsidiaries holds stock of SFX and will not hold stock of SFX prior to the Merger.

         (d) For purposes of this Section 3.13, the following terms will have the following meanings:

              (i) "Tax" or "Taxes" shall mean any and all federal, state, local, foreign, and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether imposed on MMR or any of the MMR Subsidiaries, including, without limitation, taxes imposed on, or measured by, income, franchise, profits, or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer, and gains taxes and customs duties.

              (ii) "Tax Return" shall mean returns, reports, information statements, or other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax.

         SECTION 3.14. OPINION OF FINANCIAL ADVISOR. MMR has received the written opinion of Oppenheimer & Co., Inc. (the "MMR Banker") on the date of this Agreement to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of MMR's Class A Common Stock (excluding for purposes of such opinion, Robert F.X. Sillerman, Bruce Morrow and Michael Ferrel).

         SECTION 3.15. VOTE REQUIRED. (a) Assuming the redemption of all outstanding MMR Senior Preferred Stock at or prior to the Effective Time, the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of MMR Class A Common Stock and MMR Class B Common Stock (with each class entitled to one vote per share in connection with the Merger) is the only vote of the holders of any class or series of capital stock of MMR necessary to approve the Merger. (b) The affirmative vote of the holders of a majority of the outstanding shares of MMR Class A Common Stock, MMR Class B Common Stock and MMR Class C Common Stock, each voting separately as a class, is the only vote of the holders of any class or series of capital stock of MMR necessary to approve the amendments to the Certificate of Incorporation of MMR as set forth on Exhibit C, which amendments are required in order to issue SFX Class B Common Stock in respect of the MMR Class B Common Stock and MMR Class C Common Stock.

         SECTION 3.16. BROKERS. No broker, finder or investment banker (other than the MMR Banker and Sillerman Communications Management Corporation ("SCMC")) is entitled to any brokerage, finder's or other fee or


                                     7-16
commission in connection with the Transactions based upon arrangements made by or on behalf of MMR or any MMR Subsidiary.

         SECTION 3.17. TANGIBLE PROPERTY. MMR and the MMR Subsidiaries have good title to, or a valid leasehold interest in, the tangible personal properties and assets used by them or shown on the MMR December 31, 1995 Balance Sheet or acquired after the date thereof, which are free and clear of any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) liens which would not reasonably be expected to have a Material Adverse Effect on MMR, (e) liens and encumbrances identified and reflected on the MMR December 31, 1995 Balance Sheet and (f) mortgages, pledges, liens, encumbrances, charges or other security interests that do not, individually, or in the aggregate, adversely affect the current use of such property.

         SECTION 3.18. MATERIAL CONTRACTS. Section 3.18 of the MMR Disclosure Schedule lists each contract which is required by its terms or is currently expected to result in the payment or receipt by MMR or any MMR Subsidiary of more than $50,000 per year or $150,000 in the aggregate over the term of the contract or which is not terminable by MMR without the payment of any penalty or fine on not more than three months' notice (collectively, "Material Contracts"), to which MMR or any MMR Subsidiary is a party, other than contracts which have been filed as an exhibit to or have been incorporated by reference in any MMR SEC Report. Each Material Contract is in full force and effect and, to the knowledge of MMR, is enforceable against the parties thereto (other than MMR or any such MMR Subsidiary) in accordance with its terms and no condition or state of facts exists that, with notice or the passage of time, or both, would constitute a default by MMR or any MMR Subsidiary or, to the best knowledge of MMR, any third party under such Material Contracts, except for such defaults which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on MMR. MMR or the applicable MMR Subsidiary has duly complied in all material respects with the provisions of each Material Contract to which it is a party.

         SECTION 3.19. [Intentionally Omitted]

         SECTION 3.20. CERTAIN BUSINESS PRACTICES. As of the date of this Agreement, neither MMR nor any MMR Subsidiary, nor any director, officer, or, to the knowledge of MMR, any authorized agent or employee of MMR or any MMR Subsidiary has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) made any other unlawful payment, or (iv) violated any of the provisions of
Section 999 of the Code or Section 8 of the Export Administration Act, as amended.

         SECTION 3.21. BOARD RECOMMENDATION. At a meeting duly called and held in compliance with Delaware Law, (a) the Independent Committee of the Board of Directors of MMR has unanimously adopted a resolution approving the Merger and recommended that the Board of Directors of MMR approve this Agreement and the Transactions, (b) the Board of Directors of MMR has unanimously (with one abstention) adopted a resolution (i) approving the Merger, based on a determination that the Merger is in the best interests of the MMR stockholders, and (ii) approving and adopting this Agreement and the Transactions and recommending approval and adoption of this Agreement and the Transactions by the stockholders of MMR.

         SECTION 3.22. CHANGE IN CONTROL. Except as set forth in Section 3.22 of the MMR Disclosure Schedule, neither MMR nor any MMR Subsidiary is a party to any contract, agreement or understanding which is currently expected to result in the payment or receipt by MMR or any MMR Subsidiary of $50,000 or more individually and $100,000 or more in the aggregate which contains a "change in control," "potential change in control" or similar provision. Except as set forth in Section 3.22 of the MMR Disclosure Schedule, the consummation of the Transactions does not result in any payment (whether of severance pay or otherwise) becoming due from MMR or any MMR Subsidiary to any person.

         SECTION 3.23. FCC COMPLIANCE. MMR and the MMR Subsidiaries hold, as of the date of this Agreement, and immediately prior to the Effective Time, MMR and the MMR Subsidiaries will hold, the Federal Communications Commission (the "FCC") licenses as set forth in Section 3.23 of the MMR Disclosure Schedule (the "FCC Licenses"), and such licenses are now and at the Effective Time will be in full force and effect. The FCC Licenses are the


                                     7-17
only material FCC licenses, permits and authorizations necessary for or used in connection with the operation of the radio stations (the "Stations") set forth in Section 3.23 of the MMR Disclosure Schedule.

         Except as set forth in Section 3.23 of the MMR Disclosure Schedule, the Stations are being operated in all material respects in accordance with the Communications Act of 1934, as amended (the "Communications Act"), the FCC rules, regulations and policies (the "FCC Rules"), and FCC and court interpretations thereof, all as in effect on the date of this Agreement. Except as set forth in Section 3.23 of the MMR Disclosure Schedule, (i) no application, action or proceeding is pending or, to the best of MMR's knowledge, threatened against MMR or the MMR Subsidiaries that may result in the revocation, nonrenewal or suspension of any of the FCC Licenses, or the imposition of any administrative sanction with respect thereto, and (ii) to the best of MMR's knowledge, there is no fact which would disqualify MMR or any of the MMR Subsidiaries from obtaining the approval of the FCC as provided for in this Agreement or from completing the transactions contemplated by this Agreement. All material applications, reports and other disclosures required by the FCC with respect to the Stations other than the applications to obtain the FCC consents as provided in Section 6.13 have been duly filed with the FCC.

         SECTION 3.24. ENVIRONMENTAL MATTERS. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Toxic Substances Control Act and the Clean Air Act, (B) petroleum and petroleum products, byproducts and breakdown products including crude oil and any fractions thereof, (C) natural gas, synthetic gas, and any mixtures thereof, (D) polychlorinated biphenyls, (E) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant or contaminant or as a waste under any applicable Environmental Law, and (F) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation, and (ii) "Environmental Laws" means any federal, state, foreign, or local law, rule or regulation, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including without limitation, those relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances or (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances.

         (b) Except as described in Section 3.24(b) of the MMR Disclosure Schedule and except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on MMR: (i) MMR and each MMR Subsidiary are in compliance with all applicable Environmental Laws, (ii) MMR and each MMR Subsidiary have obtained all permits, approvals, identification numbers, licenses or other authorizations required under any applicable Environmental Laws ("Environmental Permits") and are in compliance with their requirements, (iii) such Environmental Permits are transferable to the Surviving Corporation pursuant to the Merger without the consent of any Governmental Authority, (iv) to the best of MMR's knowledge there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Substances are being or have been treated, stored or disposed of on any owned or leased real property or on any real property formerly owned, leased or occupied by MMR or any MMR Subsidiary, (v) there is, to the knowledge of MMR, no friable asbestos or asbestos- containing material on any owned or leased real property in violation of applicable Environmental Laws, (vi) MMR and the MMR Subsidiaries have not released, discharged or disposed of Hazardous Substances on any owned or leased real property or on any real property formerly owned, leased or occupied by MMR or any MMR Subsidiary in an amount requiring remediation,
(vii) other than routine operational matters neither MMR nor any of the MMR Subsidiaries is undertaking, and neither MMR nor any of the MMR Subsidiaries has completed, any investigation or assessment or remedial or response action relating to any such release, discharge or disposal of or contamination with Hazardous Substances at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, and (viii) there are no pending or, to the knowledge of MMR, past or threatened actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to Environmental Laws, any Environmental Permits or any Hazardous Substances ("Environmental Claims") against MMR or any MMR Subsidiary or any of their property, and there are no existing circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including without


                                     7-18
limitation with respect to any off-site disposal location presently or formerly used by MMR or any MMR Subsidiaries or any of their predecessors.

         (c) MMR and the MMR Subsidiaries have made available to SFX or Acquisition Sub copies of any environmental reports, studies or analyses in its possession or under its control relating to owned or leased real property or the operations of MMR or the MMR Subsidiaries.

         SECTION 3.25. ACCOUNTS RECEIVABLE. All of the accounts receivable reflected in the MMR December 31, 1995 Balance Sheet or created thereafter, to MMR's knowledge, are valid receivables subject to no setoffs or counterclaims (except for such setoffs and counterclaims which would not be reasonably likely to have a Material Adverse Effect on MMR), are current and collectible and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the MMR December 31, 1995 Balance Sheet as adjusted for operations and transactions through the Effective Time in accordance with the past custom and practice of MMR and the MMR Subsidiaries.

         SECTION 3.26. INSURANCE. Section 3.26 of the MMR Disclosure Schedule sets forth a list of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of MMR or any MMR Subsidiary has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past one year. With respect to each such insurance policy designated as "current": (a) the policy is in full force and effect, (b) MMR has not received notice from any insurance carrier of the intention of such carrier to discontinue any such policy, (c) neither any of MMR or any MMR Subsidiary nor, to the knowledge of MMR, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy, and (d) no party to the policy has repudiated any provision thereof. Section 3.26 of the MMR Disclosure Schedule lists any self-insurance arrangements affecting any of MMR and the MMR Subsidiaries. All material assets and risks of MMR and each MMR Subsidiary are covered by valid and currently effective insurance policies in such types and amounts as are consistent with customary practices and standards of companies engaged in business and operations similar to those of MMR or such MMR Subsidiary.

         SECTION 3.27. REAL PROPERTY AND LEASES.

         (a) Section 3.27(a) of the MMR Disclosure Schedule lists and describes briefly all real property that any of MMR and each MMR Subsidiary owns. With respect to each such parcel of owned real property and except as noted in Section 3.27(a) of the MMR Disclosure Schedule: (i) the identified owner has good and marketable title to the parcel of real property, free and clear of any liens or encumbrances, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character which do not affect materially and adversely the current use, occupancy, or value, or the marketability of title, of the property subject thereto, (ii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property that would interfere with MMR's use of such property, and (iii) there are no outstanding options or rights of first refusal to purchase, lease or occupy the parcel of real property, or any portion thereof or interest therein which would interfere with MMR's use of such property.

         (b) Section 3.27(b) of the MMR Disclosure Schedule lists and describes briefly all real property leased or subleased to any of MMR and any MMR Subsidiary. With respect to each lease and sublease (i) the lease or sublease is legal, valid, binding and enforceable against MMR or such MMR Subsidiary, and in full force and effect in all material respects, (ii) except as set forth in Section 3.27(b) of the MMR Disclosure Schedule to the knowledge of MMR, no party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder, (iii) to the knowledge of MMR, no party to the lease or sublease has repudiated any material provision thereof, (iv) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease, (v) none of MMR or any MMR Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold, and (vi) all facilities leased or subleased thereunder have received all approvals of governmental


                                     7-19





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authorities (including material licenses and permits) legally required in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

         SECTION 3.28. INTERESTED PARTY TRANSACTIONS. Except as set forth in Section 3.28 of the MMR Disclosure Schedule, between the MMR December 31, 1995 Balance Sheet and the date hereof, no event has occurred that would be, and has not been, required to be reported as a "Certain Relationship or Related Transaction" pursuant to Item 404 of Regulation S-K promulgated by the SEC.

              ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF SFX
                              AND ACQUISITION SUB

         Except as set forth in the Disclosure Schedules delivered by SFX to MMR, and signed by MMR and SFX for identification, within ten (10) business days after the execution and delivery of this Agreement (the "SFX Disclosure Schedules"), which shall identify exceptions by specific section references, SFX and Acquisition Sub hereby, jointly and severally, represent and warrant to MMR that:

         SECTION 4.01. CORPORATE ORGANIZATION AND QUALIFICATION. SFX and Acquisition Sub are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation and have the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate their properties and to carry on their respective businesses as they are now being conducted, except where the failure to have such governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on SFX. SFX and Acquisition Sub are duly qualified or licensed as a foreign corporation to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their respective businesses makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not, individually or in the aggregate, have a Material Adverse Effect on SFX.

         SECTION 4.02. CERTIFICATE OF INCORPORATION AND BYLAWS. SFX has heretofore made available to MMR a complete and correct copy of the Certificate of Incorporation and Bylaws of SFX, and the Certificate of Incorporation and Bylaws of Acquisition Sub, each as amended to date. Neither SFX nor Acquisition Sub is in violation of any provision of its Certificate of Incorporation or Bylaws.

         SECTION 4.03. CAPITALIZATION. The authorized capital stock of SFX consists of 10,000,000 shares of SFX Class A Common Stock, 1,000,000 shares of SFX Class B Common Stock, 1,200,000 shares of SFX Class C Common Stock, par value $.01 per share, and 10,010,000 shares of preferred stock, par value $.01 per share. As of the date of this Agreement, (a) 6,458,215 shares of SFX Class A Common Stock were issued and outstanding, all of which are validly issued fully paid and nonassessable and not subject to preemptive rights, (b) 1,000,000 shares of SFX Class B Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and not subject to preemptive rights, (c) no shares of SFX Class C Common Stock were issued and outstanding, (d) 2,000 shares of Series B Redeemable Preferred Stock were issued and outstanding, and (e) 2,000 shares of Series C Redeemable Preferred Stock were issued and outstanding. The authorized capital stock of Acquisition Sub consists of 1,000 shares of common stock, of which, as of the date of this Agreement, 100 shares are issued and outstanding and held by SFX. Except as contemplated by this Agreement or as set forth in Section 4.03 of the SFX Disclosure Schedule, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SFX or any subsidiary of SFX, including Acquisition Sub (each a "SFX Subsidiary" and collectively, "SFX Subsidiaries"), obligating SFX or any SFX Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, SFX or any SFX Subsidiary. There are no outstanding contractual obligations of SFX or any SFX Subsidiary to repurchase, redeem or otherwise acquire any shares of SFX Common Stock, or any capital stock of, or any equity interests in, any SFX Subsidiary. The shares of SFX Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, SFX's Certificate of Incorporation or Bylaws or any agreement to which SFX is a party or by which SFX is bound and will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

         SECTION 4.04. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of SFX and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement and, with respect to the Merger, to perform


                                     7-20





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its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by SFX and Acquisition Sub and the consummation by SFX and Acquisition Sub of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of SFX or Acquisition Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the issuance of SFX Common Stock pursuant to the Merger, the applicable rules and regulations of the Nasdaq Stock Market, and with respect to the Merger, the filing and recordation of an appropriate Certificate of Merger with the Secretary as required by Delaware Law and with respect to certain amendments in the Certificate of Incorporation of SFX, the approval by the stockholders of SFX as set forth in Exhibit D). This Agreement has been duly and validly executed and delivered by SFX and Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement by MMR, constitutes a legal, valid and binding obligation of each of SFX and Acquisition Sub enforceable against each of SFX and Acquisition Sub in accordance with its terms.

         SECTION 4.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by SFX and Acquisition Sub do not, and the performance of this Agreement by SFX and Acquisition Sub will not, subject to obtaining the consents, approvals, authorizations and permits and making the filings described in Section 4.05(b) of the SFX Disclosure Schedule or in Section 4.05(b) of this Agreement, and subject to obtaining the approval of the stockholders of SFX with respect to the amendments to the Certificate of Incorporation of SFX as set forth in Exhibit D, (i) conflict with or violate the Certificate of Incorporation or Bylaws of either SFX or any SFX Subsidiary, (ii) conflict with or violate any Law applicable to SFX or any SFX Subsidiary or by which any property or asset of any of them is bound or affected or (iii) except as specified in Section 4.05(a)(iii) of the SFX Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of SFX or any SFX Subsidiary or require the consent of any third party pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SFX or any SFX Subsidiary is a party or by which SFX or any SFX Subsidiary or any property or asset of any of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on SFX or prevent SFX and Acquisition Sub from timely performing their respective obligations under this Agreement and consummating the Transactions.

         (b) The execution and delivery of this Agreement by SFX and Acquisition Sub do not, and the performance of this Agreement by SFX and Acquisition Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) pursuant to the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act, the Communications Act and FCC Rules and filing and recordation of an appropriate Certificate of Amendment to SFX's Certificate of Incorporation and Certificate of Merger with the Secretary as required by Delaware Law, (ii) as specified in Section 4.05(b) of the SFX Disclosure Schedule, and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be likely to have a Material Adverse Effect on SFX and would not prevent or delay consummation of the Transactions, or otherwise prevent SFX or Acquisition Sub from performing their respective obligations under this Agreement.

         (c) On the Closing Date, SFX will be legally and financially qualified under the Communications Act and the FCC Rules, and as of the date hereof has neither knowledge nor reason to know of any fact, event, condition, occurrence or circumstance, pertaining to SFX, that would cause any material delay in the FCC's grant of the transfer of control applications.

         SECTION 4.06. SEC FILINGS; FINANCIAL STATEMENTS. (a) SFX has filed all forms, reports and documents required to be filed by it with the SEC (collectively, the "SFX SEC Reports"). The SFX SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not, at the time they were filed (or at the effective date thereof in the case of registration statements), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No SFX Subsidiary is currently required to file any form, report or other document with the SEC under Section 12 of the Exchange Act.


                                     7-21

         (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SFX SEC Reports was prepared in accordance with U.S. GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all U.S. GAAP notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders' equity and cash flows of SFX and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect on SFX).

         SECTION 4.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1995, except in the ordinary course and in a manner consistent with SFX's past practice or as contemplated by, or disclosed pursuant to, this Agreement, including Section 4.07 of the SFX Disclosure Schedule, or disclosed in any SFX SEC Report filed since December 31, 1995, there has not been (a) any event or events (whether or not covered by insurance), individually or in the aggregate, having a Material Adverse Effect on SFX, (b) any material change by SFX in its accounting methods, principles or practices, (c) any entry by SFX or any SFX Subsidiary into any commitment or transaction material to SFX or any SFX Subsidiary, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of SFX or any redemption, purchase or other acquisition of any of its securities or (e) other than pursuant to SFX's benefit plans, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan.

         (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Acquisition Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

         SECTION 4.08. TAXES. (a) Except as otherwise disclosed in Section 4.08(a) of the SFX Disclosure Schedule: SFX and each of the SFX Subsidiaries has filed (or received an appropriate extension of time to file) all federal, state, local, and foreign Tax Returns required to be filed by them prior to the Effective Time. From 1992 through the Effective Time, SFX and the SFX Subsidiaries filed consolidated U.S. federal income tax returns as members of an affiliated group, the common parent of which is SFX. All such Tax Returns were true and correct in all material respects. SFX and each of the SFX Subsidiaries has paid all Taxes shown to be due on such Tax Returns, and has made appropriate provisions in the audited consolidated balance sheet of SFX as of December 31, 1995 including the notes to the audited financial statements of which such balance sheet is a part (the "SFX December 31, 1995 Balance Sheet") for any Taxes not yet due or which are being contested in good faith. SFX and each of the SFX Subsidiaries has disclosed on all Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code or any similar provision of state, local or foreign law. SFX and each of the SFX Subsidiaries has withheld and paid over to the appropriate Governmental Authority all Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, except for amounts which would not, individually or in the aggregate, have a Material Adverse Effect. SFX and each of the SFX Subsidiaries have made all payments of estimated Taxes required to be made under federal, state, local or foreign law. All tax deficiencies asserted or assessed against SFX and each of the SFX Subsidiaries has been paid or finally settled. Neither SFX nor any of the SFX Subsidiaries expects any federal, state, local or foreign taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed. No claims have ever been made by any tax authority in a jurisdiction where SFX and each of the SFX Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither SFX nor any of the SFX Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency. There is no pending or, to the knowledge of SFX, threatened action, audit, proceeding or investigation for the assessment or collection of any Taxes. There are no requests for rulings, subpoenas or requests for information pending with respect to any taxing authority. Any adjustments of Taxes made by any federal taxing authority in any examination which is required to be reported to a state, local, or foreign taxing authority have been reported, and any additional Taxes due with respect thereto have been paid. No power of attorney has been granted by SFX or any of the SFX Subsidiaries, and is currently in force, with respect to any matter relating to Taxes. There are no liens (other than liens for Taxes that are not yet due, or which are being contested in good faith) on any assets of SFX or any of the SFX Subsidiaries that arose in connection with any failure (or alleged failure) to pay any tax, except for liens which would not, individually or in the aggregate, have a Material Adverse Effect.


                                     7-22

         (b) Except as otherwise disclosed in Section 4.08(b) of the SFX Disclosure Schedule: Neither SFX nor any of the SFX Subsidiaries has made an election under Section 341(f) of the Code. Neither SFX nor any of the SFX Subsidiaries has participated in or cooperated with any international boycott within the meaning of Section 999 of the Code. Neither SFX nor any of the SFX Subsidiaries is required to include in income any adjustment pursuant to
Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method, nor is any taxing authority considering such change in accounting method. Neither SFX nor any of the SFX Subsidiaries has disposed of any property which has been accounted for tax purposes under the installment method. As of the Effective Time but prior to the Merger, the ability of SFX and each of the SFX Subsidiaries to use their net operating losses and carryovers will not have been affected by Sections 382, 383 or 384 of the Code or by the SRLY or CRCO limitations of Treas. Reg. ss.ss. 1.1502-21 or 1.1502-22. As of the Effective Time, neither SFX nor any of the SFX Subsidiaries will have sustained an "overall foreign loss" within the meaning of Section 904(f) of the Code.

         (c) Regarding the Merger:

              (i) Neither SFX nor any of the SFX Subsidiaries is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

              (ii) Neither SFX nor any of the SFX Subsidiaries is under the jurisdiction of a court in Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code.

              (iii) Neither SFX or any of the SFX Subsidiaries holds stock of MMR and will not hold stock of SFX prior to the Merger.


         (d) For purposes of this Section 4.08, the following terms will have the following meanings:

              (i) "Tax" or "Taxes" shall mean any and all federal, state, local, foreign, and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether imposed on SFX or any of the SFX Subsidiaries, including, without limitation, taxes imposed on, or measured by, income, franchise, profits, or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer, and gains taxes and customs duties.

              (ii) "Tax Return" shall mean returns, reports, information statements, or other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax.

         SECTION 4.09. PERMITS; COMPLIANCE. Except as disclosed in Section
4.09 of the SFX Disclosure Schedule, each of SFX and the SFX Subsidiaries is now and as of the Effective Time will be in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority legally necessary for SFX or any SFX Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted, except for those which the failure to possess would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on SFX (the "SFX Permits") and, as of the date hereof, no suspension or cancellation of any of the SFX Permits is pending or, to the knowledge of SFX, threatened. Except as disclosed in Section 4.09 of the SFX Disclosure Schedule, neither SFX nor any SFX Subsidiary is in conflict with, or in default or violation of, or, with the giving of notice or the passage of time, would be in conflict with, or in default or violation of, (i) any Law applicable to SFX or any SFX Subsidiary or by which any property or asset of SFX or any SFX Subsidiary is bound or affected, except in the case of any such conflict, default or violation which would not reasonably be expected to have a Material Adverse Effect, or (ii) any of the SFX Permits.

         SECTION 4.10. ABSENCE OF LITIGATION. Section 4.10 of the SFX Disclosure Schedule sets forth each instance in which any of SFX and the SFX Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the knowledge of SFX and the SFX Subsidiaries, is threatened to be made a party



                                     7-23
to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, which has not otherwise been disclosed in the SFX SEC Reports and which would reasonably be expected to have a Material Adverse Effect on SFX. Neither SFX nor any SFX Subsidiary nor any property or asset of SFX or any SFX Subsidiary is in violation of any order, writ, judgment, injunction, decree, determination or award.

         SECTION 4.11. EMPLOYEE BENEFIT MATTERS. Except as set forth in
Section 4.11 of the SFX Disclosure Schedule, there are no material employee benefit or compensation plans, agreements or arrangements, including "employee benefit plans" as defined in Section 3(3) of ERISA, and including, but not limited to, plans, agreements or arrangements relating to former employees to which SFX or any of the SFX Subsidiaries is a party (together, the "SFX Benefit Plans"). To the best knowledge of SFX, no default exists with respect to the obligations of SFX or any of the SFX Subsidiaries under such SFX Benefit Plans, which default, alone or in the aggregate, would have a Material Adverse Effect on SFX. All SFX Benefit Plans have been administered in accordance, and are in compliance, with the applicable provisions of ERISA, except where such failure to administer or comply would not have a Material Adverse Effect on SFX.

         SECTION 4.12. LABOR MATTERS. Neither SFX nor any SFX Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by SFX or any SFX Subsidiary.

         SECTION 4.13. INTELLECTUAL PROPERTY. SFX and the SFX Subsidiaries own or have valid, binding and enforceable rights to use each patent, invention, copyright, trademark, industrial model, process, design and all registrations and applications for any of the foregoing used, employed or exploited in the business of SFX or any SFX Subsidiary without any known conflict with the rights of others.

         SECTION 4.14. OPINION OF FINANCIAL ADVISOR. SFX has received the written opinion of Furman Selz L.L.C. (the "SFX Banker") on the date of this Agreement to the effect that the Exchange Ratio to be offered by SFX in the Merger is fair from a financial point of view to SFX's stockholders (other than Robert F.X. Sillerman and his affiliates) as of the date thereof.

         SECTION 4.15. VOTE REQUIRED. The affirmative vote of the holders of a majority of the voting power of the then outstanding shares of SFX Class A Common Stock and SFX Class B Common Stock is the only vote of the holders of any class or series of capital stock of SFX necessary to approve the Merger. The affirmative vote of the holders of a majority of the outstanding shares of SFX Class A Common Stock and SFX Class B Common Stock, voting separately as a class, is the only vote of the holders of any class or series of capital stock of SFX necessary to approve the amendments to the Certificate of Incorporation of SFX as set forth on Exhibit D which amendments are required in order to increase the authorized shares of SFX Class A Common Stock and SFX Class B Common Stock to be issued in exchange for the MMR Securities or to be reserved for issuance upon the exercise of the Options and Warrants.

         SECTION 4.16. TANGIBLE PROPERTY. SFX and the SFX Subsidiaries have good title to, or a valid leasehold interest in, the tangible personal properties and assets used by them or shown on the SFX December 31, 1995 Balance Sheet or acquired after the date thereof, which are free and clear of any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) liens which would not reasonably be expected to have a Material Adverse Effect on SFX, (e) liens and encumbrances identified and reflected on the SFX December 31, 1995 Balance Sheet, and (f) mortgages, pledges, liens, encumbrances, charges or other security interests that do not individually, or in the aggregate, adversely affect the current use of such property.

         SECTION 4.17. CERTAIN BUSINESS PRACTICES. As of the date of this Agreement, neither SFX nor any SFX Subsidiary, nor any director, officer, or, to the knowledge of SFX, any agent or employee of SFX or any SFX Subsidiary has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) made any other unlawful payment, or (iv) violated any of the provisions of Section 999 of the Code or Section 8 of the Export Administration Act, as amended.


                                     7-24

         SECTION 4.18. BOARD RECOMMENDATION. At a meeting duly called and held in compliance with Delaware Law, (a) the Independent Committee of the Board of Directors of SFX has unanimously adopted a resolution approving the Merger and recommended that the Board of Directors of SFX approve the Merger,
(b) the Board of Directors of SFX has unanimously adopted a resolution (i) approving the Merger, based on a determination that the Merger is in the best interests of the SFX stockholders, and (ii) approving and adopting this Agreement and the Transactions and recommending approval and adoption of this Agreement and the Transactions by the stockholders of SFX.

         SECTION 4.19. FCC COMPLIANCE. SFX and the SFX Subsidiaries hold, as of the date of this Agreement, and immediately prior to the Effective Time, SFX and the SFX Subsidiaries will hold, the FCC licenses as set forth in Section 4.19 of the SFX Disclosure Schedule (the "SFX FCC Licenses"), and such licenses are now and at the Effective Time will be in full force and effect. The SFX FCC Licenses are the only material FCC licenses, permits and authorizations necessary for or used in connection with the operation of the radio stations (the "SFX Stations") set forth in Section
4.19 of the SFX Disclosure Schedule. Except as set forth in Section 4.19 of the SFX Disclosure Schedule, the SFX Stations are being operated in all material respects in accordance with the Communications Act, the FCC Rules and FCC and court interpretations thereof, all as in effect on the date of this Agreement. Except as set forth in Section 4.19 of the SFX Disclosure Schedule
(i) no application, action or proceeding is pending or, to the best of SFX's knowledge, threatened against SFX or the SFX Subsidiaries that may result in the revocation, nonrenewal or suspension of any of the SFX FCC Licenses, or the imposition of any administrative sanction with respect thereto, and (ii) to the best of SFX's knowledge there is no fact which would disqualify SFX or any of the SFX Subsidiaries from obtaining the approval of the FCC as provided for in this Agreement or from completing the transactions contemplated by this Agreement. All material applications, reports and other disclosures required by the FCC with respect to the SFX Stations have been duly filed with the FCC.

         SECTION 4.20. INTERESTED PARTY TRANSACTIONS. Except as set forth in
Section 4.20 of the SFX Disclosure Schedule, between the SFX December 31, 1995 Balance Sheet and the date hereof, no event has occurred that would be required to be, and has not been, reported as a "Certain Relationship or Related Transaction" pursuant to Item 404 of Regulation S-K promulgated by the SEC

              ARTICLE V -- CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 5.01. CONDUCT OF BUSINESS BY MMR PENDING THE MERGER. MMR covenants and agrees that, between the date of this Agreement and until the earlier of the (x) date on which this Agreement is terminated and (y) Effective Time, except as set forth in Section 5.01 of the MMR Disclosure Schedule or as contemplated in this Agreement, including but not limited to
Section 5.03 below, unless SFX shall otherwise agree in writing (which agreement shall not be unreasonably withheld and shall not be exercised in a manner inconsistent with the Communications Act and FCC Rules), (a) the business of MMR and the MMR Subsidiaries shall be conducted only in, and MMR and the MMR Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and in accordance with all applicable Laws, (b) MMR shall use all reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of MMR and the MMR Subsidiaries and to preserve the current relationships of MMR and the MMR Subsidiaries with customers, suppliers and other persons with which MMR or any MMR Subsidiary has significant business relations, and (c) MMR shall not and shall not permit any MMR Subsidiary to engage in any practice, take any action, or enter into any transaction of the kind described in Section 3.08 above, except as otherwise contemplated herein.

         SECTION 5.02. CONDUCT OF BUSINESS BY SFX PENDING THE MERGER. SFX covenants and agrees that, between the date of this Agreement and until the earlier of the (x) date on which this Agreement is terminated and (y) Effective Time, except as set forth in Section 5.02 of the SFX Disclosure Schedule or as contemplated in this Agreement, unless MMR shall otherwise agree in writing (which agreement shall not be unreasonably withheld and shall not be exercised in a manner inconsistent with the Communications Act and FCC Rules), (a) the businesses of SFX and Acquisition Sub shall be conducted only in, and SFX shall not, and shall cause Acquisition Sub not to, take any action, except in the ordinary course of business consistent with past practice and in accordance with all applicable Laws, and (b) SFX shall use all reasonable efforts to preserve substantially intact its business organization and to preserve the current relationships of SFX and the SFX Subsidiaries with customers, suppliers and other persons with which SFX or any SFX Subsidiary has significant business relations, and (c) SFX shall not and shall not permit any SFX Subsidiary to amend, supplement or otherwise modify the Termination and Assignment Agreement dated as of the date hereof between SFX and SCMC or enter into any other arrangement with SCMC, engage in any practice, take any action, or enter into any transaction of the kind described in


                                     7-25

Section 4.07, except as otherwise contemplated herein. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall prohibit SFX from (i) consummating the Asset Purchase Agreements and other acquisitions with respect to which definitive agreements have been executed as of the date hereof, (ii) entering into transactions, on an arm's length basis, in connection with the consummation of such acquisitions, including, without limitation, debt and/or equity financing, (iii) entering into local market agreements or radio station swaps on an arm's length basis, or (iv) entering into severance, employment or related agreements with executive officers of SFX in connection with the Transactions including, without limitation, with R. Steven Hicks and Geoff Armstrong.

         SECTION 5.03. CONTROL OF STATIONS. Between the date of this Agreement and the Closing Date, MMR will supervise, or direct, the operations of the Stations, including programming, employees, finances, and operational policies. Such operations shall be the sole responsibility of, and in the complete discretion of, MMR and the MMR Subsidiaries, subject to Section 5.01 above.

                      ARTICLE VI -- ADDITIONAL AGREEMENTS

         SECTION 6.01. REGISTRATION STATEMENT; PROXY STATEMENT. (a) Within 120 days after the execution of this Agreement, SFX and MMR shall prepare and file with the SEC a preliminary proxy statement or a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") including therein a combined proxy statement to be sent to the stockholders of MMR and SFX (the "Proxy Statement") and prospectus, in connection with the registration under the Securities Act of the shares of SFX Common Stock to be issued to the holders of the MMR Securities pursuant to the Merger. SFX and MMR shall cooperate with each other in connection with any other filings with the SEC that either is obligated to make as a result of the Transactions. SFX and MMR each shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, SFX shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of SFX Common Stock pursuant to the Merger. Each of MMR and SFX shall pay its own expenses incurred in connection with the Registration Statement, Proxy Statement, SFX's Stockholders' Meeting (as defined hereinafter) and MMR's Stockholders' Meeting (as defined hereinafter), including, without limitation, the fees and disbursements of their respective counsel, accountants and other representatives, except that MMR and SFX each shall pay one-half of any printing expenses incurred in connection therewith. MMR shall furnish all information concerning MMR as SFX may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, SFX and MMR shall mail the Proxy Statement to their respective stockholders. The Proxy Statement shall include the unanimous recommendation of the Independent Committees and the recommendation of the Boards of Directors of MMR and SFX in favor of the Merger, unless otherwise required by the applicable fiduciary duties of the directors as determined by such directors in good faith after consultation with independent legal counsel.

         No amendment or supplement to the Proxy Statement or the Registration Statement will be made by SFX or MMR without the approval of the other party, which shall not be unreasonably withheld. SFX and MMR each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the SFX Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

         SFX shall promptly prepare and submit to the Nasdaq Stock Market a listing application covering the shares of SFX Class A Common Stock issuable in the Merger, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such SFX Class A Common Stock, subject to official notice of issuance, and MMR shall cooperate fully with SFX with respect to such listing. SFX shall use its reasonable best efforts to list, prior to the Effective Time, shares of SFX Class A Common Stock issuable upon exercise of the Warrants on the Nasdaq National Market.

         (b) SFX represents, warrants and agrees that the information supplied by SFX for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective,
(ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of MMR, (iii) the time of MMR's Stockholder Meeting, (iv) the Effective Time, contain any statement which, at such time and in light



                                     7-26
of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event or circumstance relating to SFX or any SFX Subsidiary, or their respective officers or directors, should be discovered by SFX which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, SFX shall promptly inform MMR. Notwithstanding the foregoing, SFX and Acquisition Sub make no representation or warranty with respect to any information supplied by MMR or any of its representatives which is contained in the Registration Statement or Proxy Statement. All documents that SFX is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder.

         (c) MMR represents, warrants and agrees that the information supplied by MMR for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective,
(ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SFX, (iii) the time of SFX's Stockholder Meeting, and (iv) the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event or circumstance relating to MMR or any MMR Subsidiary, or their respective officers or directors, should be discovered by MMR which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, MMR shall promptly inform SFX. Notwithstanding the foregoing, MMR makes no representation or warranty with respect to any information supplied by SFX or Acquisition Sub or any of their representatives in the Registration Statement or Proxy Statement. All documents that MMR is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder.

         (d) MMR, SFX and Acquisition Sub each hereby (i) consents to the use of its name and, on behalf of its subsidiaries and affiliates, the names of such subsidiaries and affiliates, and to the inclusion of financial statements and business information relating to such party and its subsidiaries and affiliates (in each case, to the extent required by applicable securities laws), in the Registration Statement and the Proxy Statement, (ii) agrees to use all reasonable efforts to obtain the written consent of any person or entity retained by it which may be required to be named (as an expert or otherwise) in the Registration Statement or the Proxy Statement, and (iii) agrees to cooperate fully, and agrees to use all reasonable efforts to cause its subsidiaries and affiliates to cooperate fully, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties specified in clause (i) above in connection with the preparation of any and all information required, as determined after consultation with each party's counsel, to be disclosed by applicable securities laws in the Registration Statement or the Proxy Statement.

         SECTION 6.02. STOCKHOLDERS' MEETINGS. (a) MMR shall call a meeting of its stockholders ("MMR's Stockholder Meeting") as promptly as practicable for the purpose of voting upon the approval of this Agreement, the Merger and the matters set forth on Exhibit C hereto, and MMR shall use all commercially reasonable efforts to hold MMR's Stockholder Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Unless otherwise required under applicable fiduciary duties of MMR's directors, as determined in good faith after consultation with independent legal counsel, MMR shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement, the Merger and the matters set forth on Exhibit C hereto, and shall take all other action reasonably necessary or advisable to secure the vote or consent of stockholders required by Delaware Law to obtain such approvals.

         (b) SFX shall call a meeting of its stockholders ("SFX's Stockholder Meeting") as promptly as practicable for the purpose of voting upon the approval of this Agreement, the Merger and the matters set forth on Exhibit D hereto, and SFX shall use all commercially reasonable efforts to hold SFX's Stockholder Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Unless otherwise required under applicable fiduciary duties of SFX's directors, as determined in good faith after consultation with independent legal counsel, SFX shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement, the Merger and the matters set forth on Exhibit D hereto, and shall take all other action reasonably necessary or advisable to secure the vote or consent of stockholders required by Delaware Law to obtain such approvals.


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




         (c) Each of MMR and SFX shall use commercially reasonable efforts to hold their respective Stockholders' Meetings on the same day (and at or about the same time of day).

         SECTION 6.03. APPROPRIATE ACTION; CONSENTS; FILINGS. (a) MMR, SFX and Acquisition Sub shall use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or required to be taken by any Governmental Authority or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from all applicable Governmental Authorities all consents, licenses, permits, waivers, approvals, authorizations or orders legally required to be obtained or made by SFX or MMR or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the rules and regulations of the Nasdaq National Market, (C) Delaware Law, (D) the HSR Act and any related governmental request thereunder, (E) the Communications Act, and (F) all other applicable Laws; provided that SFX and MMR shall cooperate fully with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. MMR and SFX shall use reasonable best efforts to furnish to each other all information required for each application or other filing to be made pursuant to the rules and regulations of all applicable Laws (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the Transactions.

         (b) (i) Each of SFX and MMR shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, their commercially reasonable efforts to obtain any third party consents (including those set forth in Section 3.05(a)(iii) of the MMR Disclosure Schedule and Section 4.05(a)(iii) of the SFX Disclosure Schedule), (A) legally necessary to consummate the Transactions, (B) disclosed or required to be disclosed in the MMR Disclosure Schedule or the SFX Disclosure Schedule or (C) required to prevent a Material Adverse Effect from occurring prior to or after the Effective Time; provided, however, that as used in this Agreement "commercially reasonable efforts" shall not require any party to undertake extraordinary or unreasonable measures to obtain any approvals or consents, including, without limitation, the initiation or prosecution of legal proceedings.

             (ii) In the event that SFX or MMR shall fail to obtain any third party consent described in subsection (b)(i) above, it shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon MMR and SFX, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

             (iii) With respect to the consents which may be required from Huff in connection with the consummation of the Transactions and the Merger, it is acknowledged that Huff has not granted any such consents nor waived any other rights it may have and has notified MMR to that effect. Without limiting the generality of the foregoing, no action (or abstention from action) of the Huff designee to the MMR Board of Directors is, or shall be construed to be, such a consent or waiver.

         (c) From the date of this Agreement until the earlier of the (x) termination of this Agreement and (y) Effective Time, each party shall promptly notify the other party of any, or to the best knowledge of the first party, threatened, action, proceeding or investigation by or before any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger, the conversion of MMR Securities into SFX Common Stock pursuant to the Merger or the Transactions or (ii) seeking to restrain or prohibit the consummation of the Merger, the Transactions or otherwise limit the right of SFX to own or operate all or any portion of the businesses or assets of MMR, which in either case is reasonably likely to have a Material Adverse Effect on MMR prior to the Effective Time, or a Material Adverse Effect on SFX and the Acquisition Sub (including the Surviving Corporation) after the Effective Time.

         SECTION 6.04. ACCESS TO INFORMATION. (a) From the date hereof until the earlier of the (x) termination of this Agreement and (y) Effective Time, SFX and MMR will each provide to the other, during normal business hours and upon reasonable notice, access to all information and documents which the other may reasonably request regarding the


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




business, assets, liabilities, employees and other aspects of the other party, other than information and documents that in the opinion of such other party's counsel may not be disclosed under applicable Law.

         (b) Each of the parties hereto shall provide to the other monthly unaudited financial statements to the extent that such financial statements are currently prepared. Such monthly financial statements shall be provided within 15 days of the end of each month.

         (c) MMR shall cooperate fully (with SFX responsible for all reasonable costs and expenses) with SFX in connection with certain finances SFX will undertake. In connection therewith, at the request of SFX, MMR (with SFX responsible for all reasonable costs and expenses) will cause its officers, directors, employees, representatives, consultants and advisors to assist in the preparation of offering memoranda and pro forma financial information and to participate in any road show presentations SFX shall undertake in connection therewith, provided that such assistance shall not unreasonably interfere with the performance by any of such officers, directors, employees, representatives, consultants or advisors of services for MMR. In furtherance of the foregoing, MMR shall cause its auditors to provide and allow the filing of consents and "comfort letters" and other documentation as may be required for the inclusion of any financial statements of MMR prepared at the request of SFX, to allow such financial statements to be used in public or private financing documents.

SECTION 6.05. ACQUISITION PROPOSALS. Neither MMR nor any MMR Subsidiary shall initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as hereinafter defined), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries to obtain a Competing Transaction, or enter into an agreement with respect to any Competing Transaction or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of MMR or any MMR Subsidiary or any investment banker, financial advisor, attorney, accountant or other representative retained by MMR or any MMR Subsidiary to take any such action, and MMR shall promptly notify SFX of all relevant terms and conditions of any such inquiries and proposals received by MMR or any MMR Subsidiary or by any such officer, director, investment banker, financial advisor or attorney (including the identity of the person from whom such inquiry or proposal was received), and if such inquiry or proposal is in writing, MMR shall deliver or cause to be delivered to SFX a copy of such inquiry or proposal; provided, however, that nothing contained in this Agreement shall prohibit the Board of Directors of MMR or its representatives from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide proposal in writing by such person or entity to acquire MMR pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire all or substantially all of the assets of MMR or any MMR Subsidiary, if, and only to the extent that (A) the Board of Directors of MMR, after consultation with independent legal counsel and the MMR Banker, determines in good faith that such action is required for the Board of Directors of MMR to comply with its fiduciary duties to stockholders imposed by Delaware Law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity MMR (x) provides as promptly as practicable written notice to SFX of MMR's intention to furnish such information to, or begin such discussions or negotiations with, such person or entity and (y) obtains from such person or entity a confidentiality agreement, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving MMR or any MMR Subsidiary: (i) any merger, consolidation, share exchange, business combination, or other similar transaction (other than the transactions contemplated by this Agreement), (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of MMR and the MMR Subsidiaries, taken as a whole, in a single transaction or series of transactions, (iii) any tender offer or exchange offer for 25% or more of any outstanding class of capital stock of MMR or the filing of a registration statement under the Securities Act in connection therewith, (iv) the acquisition by any person of "beneficial ownership" or the right to acquire beneficial ownership of, or the formation of any "group" (as such terms are defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 30% or more of the then outstanding shares of any class of capital stock of MMR (other than persons affiliated with Robert F.X. Sillerman), or (v) any public announcement of a proposal, plan or intention to do any of the foregoing.

         SECTION 6.06. DIRECTORS' AND OFFICERS' INDEMNIFICATION. (a)
From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of MMR or any of the MMR



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




Subsidiaries, or an employee of MMR or any of the MMR Subsidiaries who acts as a fiduciary under any employee benefit plan of MMR or any of the MMR Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees), claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer or such an employee of MMR or any of the MMR Subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, any Claim arising out of this Agreement or any of the Transactions), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware Law or the Surviving Corporation's charter and by-laws, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law or the Surviving Corporation's charter and by-laws; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which shall not be unreasonably withheld). Without limiting the foregoing, in the event any such claim is brought against any of the Indemnified Parties, such Indemnified Parties may retain counsel (including local counsel) satisfactory to them and which shall be reasonably satisfactory to SFX, and the Surviving Corporation shall pay all fees and expenses of such counsel for such Indemnified Parties. The Indemnified Parties as a group shall retain only one law firm (plus appropriate local counsel) to represent them with respect to each such Claim unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event each such Indemnified Party shall be entitled to retain separate legal counsel at the expense of the Surviving Corporation. SFX hereby unconditionally and irrevocably guarantees the full and prompt payment and performance of any and all of the Surviving Corporation's obligations under this Section 6.06.

         (b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by MMR covering all of the individuals currently covered thereby (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors) with respect to claims arising from facts or events which occurred at or prior to the Effective Time; provided, however, that the Surviving Corporation shall not be required to pay annual premiums for such insurance in excess of 200% in the aggregate of MMR's current annual premium unless SFX continues to maintain its directors' and officers' liability insurance despite a comparable increase; and provided further, that if the premium for such coverage exceeds such amount, the Surviving Corporation shall purchase a policy with the greatest coverage available for such 200% of the annual premium.

         SECTION 6.07. OBLIGATIONS OF ACQUISITION SUB. SFX shall take all action necessary to cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to conditions set forth in this Agreement and hereby irrevocably and unconditionally guarantees all such obligations of Acquisition Sub.

         SECTION 6.08. PUBLIC ANNOUNCEMENTS. (a) SFX and MMR shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation and (b) prior to the Effective Time, MMR will not issue any other press release or otherwise make any public statements regarding its business, except, in each case, as may be required by Law or any listing agreement with the Nasdaq Stock Market to which MMR or SFX is a party.

         SECTION 6.09. DELIVERY OF SEC DOCUMENTS. Each of MMR and SFX shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

         SECTION 6.10. NOTIFICATION OF CERTAIN MATTERS. MMR shall give prompt notice to SFX, and SFX shall give prompt notice to MMR, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of MMR, SFX or Acquisition Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section
6.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.



                                     7-30

         SECTION 6.11. FURTHER ACTION. At any time and from time to time, each party to this Agreement agrees, subject to the terms and conditions of this Agreement, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time; provided, however, that this Section shall not require either party to undertake extraordinary or unreasonable measures in connection therewith, including, without limitation, the initiation or prosecution of legal proceedings.

         SECTION 6.12. TAX TREATMENT. (a) Section 6.12 of the MMR Disclosure Schedule lists the names and addresses of those persons who are, in MMR's reasonable judgment, "affiliates" of MMR within the meaning of Rule 145 under the Securities Act (each, an "MMR Affiliate"). MMR shall use all commercially reasonable efforts to obtain Affiliate Agreements in the form of Exhibit B hereto ("Affiliate Agreements") from (i) at least 30 days prior to the Effective Time, each of the officers, directors and stockholders of MMR specified in Section 6.12 of the MMR Disclosure Schedule and (ii) any person who may be deemed to have become an MMR Affiliate (under Rule 145 under the Securities Act) after the date of this Agreement and on or prior to the Effective Time as soon as practicable after the date on which such person attains such status. Each party hereto shall use its best efforts to cause the Merger to qualify as a reorganization qualifying under the provisions of
Section 368(a) of the Code, including, without limitation, that SFX agrees that it will cause MMR, in its new capacity as a subsidiary of SFX, to (i) continue MMR's historic business and (ii) use a significant portion of its historic business assets in such business.

         (b) Both on the date that is two days prior to the date the Proxy Statement is first mailed to stockholders of SFX and MMR and on the date that the Merger is consummated, SFX and MMR shall receive an opinion of Baker & McKenzie, reasonably satisfactory in form and substance to MMR, its counsel Paul, Hastings, Janofsky & Walker and SFX, based, in each case, upon representation letters substantially in the form of Exhibits E-1 and E-2, dated on or about the date of such opinion, and such other facts and representations as counsel may reasonably deem relevant, to the effect that
(i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code,
(ii) SFX, Acquisition Sub and MMR will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) the stockholders of MMR shall not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger, other than to the extent such stockholders receive cash in lieu of fractional shares or payments pursuant to dissenter's rights.

         SECTION 6.13. FCC APPLICATION(S) AND APPROVAL.

        (a) COMMISSION ORDER. Consummation of the Transactions is subject to and conditioned upon prior receipt from the FCC of its consent in writing to the transfer of control of the license of the Stations from MMR to SFX, which consent shall have become final before the date of the Merger, provided that the parties may mutually agree in writing to waive this finality requirement. Notwithstanding all other provisions in this Agreement to the contrary, if any, however, except as to finality, such requirement of receiving FCC consent shall not be waiveable by the parties. The FCC's consent(s) shall be deemed to have become final when each such consent has been granted and published, has not been vacated, reversed, stayed, set aside, annulled or suspended, the time for the filing by anyone other than the FCC of any protest, petition to deny, request for stay, petition for rehearing or reconsideration, application for review or appeal of each such consent has expired, no such protest, petition to deny, request for stay, petition for rehearing or reconsideration, application for review or appeal is pending before the FCC or a court of competent jurisdiction and the statutory or regulatory time within which the FCC may review each such consent on its own motion has expired and the FCC has not undertaken such review, and in the event of review, reconsideration, or appeal that does not result in such FCC consent being reversed, stayed, enjoined, set aside, annulled or suspended, the statutory or regulatory time for further review, reconsideration, or appeal has expired. As used in this Agreement, the term "Commission Order" refers to either (i) such FCC consent(s) (collectively as to all such consents) when they are deemed to have become final or, (ii) if such finality has been waived by agreement of all the parties in writing, such FCC consent(s) (collectively as to all such consents) without finality.

         (b) APPLICATION(S) FOR CONSENT. The parties to this Agreement agree to proceed as expeditiously as practicable to file or cause to be filed an application or applications requesting FCC consent (collectively, the "Consent Application") to the transfer of control of the licenses of the Stations from MMR to SFX, as contemplated by this Agreement. The parties agree that the Consent Application shall be duly filed with the FCC not later than forty-five
(45) business days after the date of this Agreement, and that such Consent Application shall be prosecuted in good faith and with due diligence. The failure of either party to timely file or prosecute in good faith and with due diligence its portion of the Consent



                                     7-31

Application shall be deemed a material breach of this Agreement. MMR and SFX each agree to pay, when due, one-half (1/2) of the filing fee(s) for the Consent Application.

         (c) CONDITIONS. If the Consent Application as approved by the FCC imposes any condition on any party hereto, such party shall use its best efforts to comply with such condition; provided, however, that none of the parties hereto shall be required hereunder to comply with any conditions that would have a Material Adverse Effect upon it, except for any Equal Employment Opportunity conditions. If administrative or judicial reconsideration or review is sought with respect to the FCC Consents, MMR and SFX shall oppose such efforts to obtain reconsideration or review.

         SECTION 6.14. EMPLOYEE BENEFIT PLANS. SFX and MMR agree that the MMR Benefits Plans in effect at the date of this Agreement shall, to the extent practicable, remain in effect until otherwise determined after the Effective Time and, to the extent such MMR Benefit Plans are not continued, it is the current nonbinding intent of the parties that employee benefit plans of SFX which are no less favorable, in the aggregate, to the employees covered by such plans shall be provided.

         SECTION 6.15. REPAYMENT OF INDEBTEDNESS; REDEMPTION OF MMR SENIOR PREFERRED STOCK. On or prior to the Effective Time, MMR shall use its best efforts to (a) repay all amounts outstanding under the Loan Agreement (the "Finova Loan") dated March 27, 1995 between Finova Capital Corporation and certain MMR Subsidiaries, and (b) repay all amounts due under the Senior Subordinated Debentures due 2001 ("Subordinated Debentures") issued to Huff and redeem all shares of the MMR Senior Preferred Stock.

         SECTION 6.16. WARRANTS; MAKE WHOLE ADJUSTMENT. (a) Subject to applicable laws, MMR shall, at the request of SFX, use all commercially reasonable efforts to (a) commence an offer to exchange MMR Class A Common Stock for all outstanding Class B Warrants, which offer shall not be greater than 0.2 (two-tenths) shares of MMR Class A Common Stock for each such Class B Warrant and (b) cooperate with SFX in connection with the solicitation of the purchase of all of the outstanding Unit Purchase Options and IPO Warrants. Any documents prepared by MMR to effectuate such offer to exchange and solicitations shall be in form and substance reasonably satisfactory to SFX and its counsel.

     In the event that MMR is unsuccessful in obtaining the exchange of at least 50% of the outstanding Class B Warrants at the ratio set forth above on or prior to the Determination Date, the Exchange Ratio set forth in Section 2.01(b) above shall be adjusted downward to the extent necessary to reduce the total dollar value of the SFX Class A Common Stock and SFX Class B Common Stock that would have otherwise been received by MMR security holders on the Effective Date (in each case calculated with reference to the SFX Class A Common Stock Price) by a dollar amount equal to the product of $2.50 times the number of Class B Warrants outstanding immediately after such exchange in excess of such 50% number. In calculating the total value of SFX Class A Common Stock and SFX Class B Common Stock received by MMR security holders, each share of SFX Class B Common Stock shall be deemed to have the same value as a share of SFX Class A Common Stock.

         (b) In the event that SFX delivers the Make Whole Notice (as defined in and subject to the conditions of Section 8.01(l)) to MMR and does not deliver a Make Whole Rescission Notice (as defined in Section 8.01(l)), the Exchange Ratio (x) shall be determined pursuant to Section 2.01(b) if the SFX Class A Common Stock Price equals or exceeds $27.33, and (y) if the SFX Class A Common Stock Price is less than $27.33, shall be increased such that, on the Determination Date, the product of the (a) Exchange Ratio as so adjusted, multiplied by (b) SFX Class A Common Stock Price shall be an amount equal to $10.25 (such amount being referred to as the "Minimum Per Share Amount").

         SECTION 6.17. THE EXCHANGE AGREEMENT AND RELATED MATTERS. (a) SFX and MMR hereby agree that the exchange contemplated by that certain Exchange Agreement dated November 13, 1995 between SFX and MMR (the "Letter Agreement") is hereby canceled effective on and as of the date hereof and, except as provided herein, all rights and obligations arising thereunder are hereby terminated without any further action or liability on the part of either party. Each of MMR and Multi-Market Radio Acquisition Corporation ("MMRAC") shall use all commercially reasonable efforts to obtain consents and shall assign its rights under the following agreements to SFX or a wholly-owned subsidiary of SFX, and SFX or such subsidiary shall assume any and all obligations under such agreements and shall relieve MMR of all obligations thereunder: (i) the Asset Purchase Agreement dated as of December 27, 1995 between Texas Coast Broadcasters, Inc. and MMR, (ii) the Asset Purchase Agreement dated as of January 26, 1996 between Lewis Broadcasting Corporation and MMRAC, (iii) the Asset Purchase Agreement dated January 22, 1996 between ABS Greenville Partners,



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




L.P. and MMRAC and (iv) the Asset Purchase Agreement dated January 18, 1996 between HMW Communications, Inc. and MMRAC (collectively, the "Asset Purchase Agreements"). SFX shall reimburse MMR for any costs and expenses incurred by MMR in connection with obtaining such consents.

         (b) Upon consummation of SFX's acquisition of all of the capital stock of Liberty Broadcasting, Incorporated ("Liberty"), pursuant to that certain Stock Purchase Agreement (as such agreement may be amended, supplemented or otherwise modified from time to time), dated as of November 15, 1995 among SFX, Liberty and the stockholders thereof, SFX and MMR shall enter into a local marketing agreement (the "Liberty LMA") pursuant to which MMR shall, among other things, provide programming to and sell advertising on radio stations WHCN(FM), Hartford, Connecticut; WMRQ(FM), Waterbury, Connecticut; WPOP-AM, Hartford, Connecticut; WSNE(FM), Taunton, Massachusetts; WHJY(FM), Providence, Rhode Island; WHJJ-AM, Providence, Rhode Island; WGNA(FM), Albany, New York; WPYX(FM), Albany, New York; WTRY-AM, Troy, New York; WGNA-AM, Albany, New York; WYSR(FM), Rotterdam, New York and WMXB(FM), Richmond, Virginia (collectively, the "Liberty Stations"). The Liberty LMA shall provide for the payment by MMR to SFX of a monthly fee, in arrears, in an amount equal to the broadcast cash flow of the Liberty Stations. The Liberty LMA shall terminate at the earlier of (i) the Effective Time or (ii) the date this Agreement is terminated pursuant to Section 8.01(e) or (c)(i) (except in the event such termination is due to the occurrence of an event described in Section 8.01(g), (h), (j), (l), (m) or (n)). In the event that this Agreement is terminated pursuant to Section 8.01(a), (b), (c)(ii),
(c)(iii), (f), (g), (h), (j), (l), (m) or (n), MMR will have the right but not the obligation to acquire, subject to FCC approval, the Liberty Stations for $100 million in cash payable in full at the closing. To exercise its right to purchase the Liberty Stations, MMR shall give written notice of such exercise to SFX within forty-five (45) days following the termination of this Agreement. Such notice shall be accompanied by a $1.0 million cash deposit to secure its obligation to purchase the Liberty Stations. MMR shall further deposit $2.0 million cash within twenty (20) business days thereafter. In the event that MMR exercises its right to acquire the Liberty Stations, the parties shall use their best efforts to cause such acquisition to be consummated as soon as practicable and in any event within nine months following the termination of this Agreement. In the event that this Agreement is terminated pursuant to Section 8.01(a), (b), (f), (h), (j) or (l), SFX shall have the right to structure an exchange of stations (the "Exchange") for the Liberty Stations, intended to qualify as a like-kind exchange under
Section 1031 of the Code and MMR and SFX shall use their best efforts to consummate the Exchange as soon as practicable and in any event within nine months following the termination of this Agreement. In the event that SFX does not acquire Liberty and this Agreement is terminated pursuant to a section other than Section 8.01(e) or (c)(i) (except in the event such termination is due to the occurrence of an event described in Section 8.01(g), (h), (j), (l),
(m) or (n)), SFX shall pay MMR liquidated damages in the amount of $3.5 million. Notwithstanding the foregoing, the parties acknowledge that, in the event MMR acquires radio station WYSR(FM) under this Section 6.17, such acquisition will be of an interest in a joint sales agreement with respect to WYSR(FM) rather than that station itself.

         If requested by MMR, SFX shall negotiate in good faith to enter into an agreement to advance up to $18 million to MMR to enable MMR to acquire WKSS-FM, Hartford, Connecticut and up to $5 million to MMR for working capital and other general operating expenses.

         SECTION 6.18. GOVERNANCE. At or prior to the Effective Time, SFX's Board of Directors shall amend SFX's Bylaws to increase the number of directors constituting the entire Board of Directors by two. At or prior to the Effective Time, SFX shall take all action necessary to cause (i) Michael Ferrel to be named a director and Chief Executive Officer of SFX, and (ii) an additional Independent Director (as defined in SFX's Certificate of Incorporation) to be appointed to the Board of Directors of SFX.

         SECTION 6.19. WITHDRAWAL OF REGISTRATION STATEMENTS. Upon written request of SFX, MMR shall cause its Registration Statement on Form SB-2 (Reg. No. 333-1712) in respect of 5,750,000 shares of MMR Class A Common Stock and its Registration Statement on Form SB-2 (Reg. No. 333-1892) in respect of $110,000,000 Senior Subordinated Notes due 2006 to be withdrawn in accordance with the rules of the SEC.

         SECTION 6.20. CONSULTING ARRANGEMENT. Commencing July __, 1996 and continuing until the earlier of the (x) termination of this Agreement and (y) the Effective Time, MMR will make available to SFX the services of Michael G. Ferrel, the President and Chief Executive Officer of MMR, on a consulting basis to the extent that such services do no conflict with Mr. Ferrel's obligations to MMR. Neither Mr. Ferrel nor MMR shall receive any compensation for such services.



                                     7-33

                    ARTICLE VII -- CONDITIONS TO THE MERGER

         SECTION 7.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of MMR, SFX and Acquisition Sub to consummate the Merger are subject to the satisfaction of the following conditions:

         (a) this Agreement and the Transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of MMR in accordance with Delaware Law and MMR's Certificate of Incorporation and Bylaws;

         (b) this Agreement and the Transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of SFX in accordance with Delaware Law and SFX's Certificate of Incorporation and By-laws and the rules of the Nasdaq Stock Market.

         (c) the Certificate of Incorporation of SFX shall have been amended as set forth in Exhibit D, provided, however, that SFX may waive this condition only with the approval of the Independent Committee of SFX;

         (d) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

         (e) the Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect;

         (f) SFX and MMR shall have received from the Nasdaq Stock Market evidence that the shares of SFX Class A Common Stock to be issued to the stockholders of MMR in the Merger shall be listed on the Nasdaq National Market immediately following the Effective Time;

         (g) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

         (h) all applicable consents to the Merger from the FCC shall have been received and be final, or SFX and MMR shall have agreed in writing to waive the finality requirement pursuant to Section 6.13(a) above;

         (i) SFX and MMR shall have received the tax opinions provided for in
Section 6.12;

         (j) SFX shall have entered into an agreement to amend the employment agreement of D. Geoffrey Armstrong dated as of April 1, 1995; and

         (k) all other consents, authorizations, orders and approvals of (or filings or registrations with) any third party or governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on the business of MMR or SFX (or their respective subsidiaries), taken as a whole, following the Effective Time, and the agreement described in Section 8.01(l)(B) shall have been reached and the transactions contemplated therein consummated prior to the Effective Time.

         SECTION 7.02. CONDITIONS TO THE OBLIGATIONS OF SFX AND
ACQUISITION SUB. The obligations of SFX and Acquisition Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

         (a) MMR shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time and each of the representations and warranties of MMR contained in this Agreement shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time, except that those representations and warranties



                                     7-34
which address matters only as of a particular date shall remain true and correct as of such date, and SFX shall have received a certificate of an executive officer of MMR to that effect;

         (b) SFX shall have received from each MMR Affiliate and any other person who may be deemed to have become an affiliate of MMR (under Rule 145 under the Securities Act) after the date of this Agreement and at or prior to the Effective Time a signed Affiliate Agreement;

         (c) since the date of this Agreement, no material adverse change in the financial condition, results of operations or business of MMR and the MMR Subsidiaries, taken as a whole, shall have occurred, and neither MMR nor any MMR Subsidiary shall have suffered any damage, destruction or loss materially affecting the business or properties of MMR and the MMR Subsidiaries, taken as a whole;

         (d) SFX shall have received evidence reasonably satisfactory to it that MMR has repaid or provided for the repayment at the Effective Time of the Finova Loan; and

         (e) SFX shall have received a written fairness opinion from the SFX Banker dated as of the date of the Proxy Statement, provided, however, that SFX will only be able to waive this condition with the approval of the Independent Committee of SFX.

         SECTION 7.03. CONDITIONS TO THE OBLIGATIONS OF MMR. The obligations of MMR to consummate the Merger are subject are subject to the satisfaction of the following further conditions:

         (a) SFX and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time and each of the representations and warranties of SFX and Acquisition Sub contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date and MMR shall have received a certificate of an executive officer of SFX to that effect;

         (b) since the date of this Agreement, no material adverse change in the financial condition, results of operations or business of SFX and the SFX Subsidiaries, taken as a whole, shall have occurred, and SFX and the SFX Subsidiaries shall not have suffered any damage, destruction or loss materially affecting the business or properties of SFX and the SFX Subsidiaries, taken as a whole; and

         (c) MMR shall have received a written fairness opinion from the MMR Banker dated as of the date of the Proxy Statement, provided, however, that MMR will only be able to waive this condition with the approval of the Independent Committee of MMR.


               ARTICLE VIII -- TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01. TERMINATION. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions, as follows:

         (a) by mutual written consent duly authorized by the Boards of Directors (including the Independent Committees) of each of SFX and MMR;

         (b) by either SFX or MMR, if either (i) the Effective Time shall not have occurred on or before December 31, 1997; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; provided further, however, that such December 31, 1997 deadline shall be extended to and including June 30, 1998 in the event that all other conditions to the consummation of the Merger shall have been satisfied but (x) the FCC has granted its consent to the Merger and
(y) a third party petition seeking reconsideration or review of such consent is permitted to be filed, or FCC review of such consent is permitted to be taken



                                     7-35
pursuant to 47 C.F.R. ss. 1.117, or (ii) there shall be any Order which is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order has not complied with its obligations under
Section 6.03(a);

         (c) by SFX, if (i) the Independent Committee or the Board of Directors of MMR fails to recommend, withdraws, or materially modifies or materially changes, their recommendations of this Agreement or the Merger in a manner adverse to SFX or shall have resolved to do any of the foregoing, (ii) the Independent Committee or the Board of Directors of MMR shall have recommended to the stockholders of MMR a Competing Transaction or shall have failed to recommend against accepting a Competing Transaction or take no position with respect thereto or shall have resolved to do any of the foregoing, or (iii) any person (other than SFX, Acquisition Sub or any affiliate thereof) shall have acquired "beneficial ownership" or the right to acquire beneficial ownership of, or any "group" (as such terms are defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 30% of the then outstanding shares of any class of capital stock of MMR;

         (d) by SFX, if the stockholders of MMR shall have failed to approve and adopt this Agreement, the Merger and other Transactions at a meeting duly convened therefor;

         (e) by SFX, upon a breach of any representation, warranty, covenant or agreement on the part of MMR set forth in this Agreement, or if any representation or warranty of MMR shall have become untrue, in either case such that the conditions set forth in Section 7.02 would not be satisfied (a "Terminating MMR Breach"); provided, however, that, if such Terminating MMR Breach is curable by MMR through the exercise of its best efforts and for so long as MMR continues to exercise such best efforts, SFX may not terminate this Agreement under this Section 8.01(e);

         (f) by MMR, if the stockholders of SFX shall have failed to approve and adopt this Agreement, the Merger and other Transactions at a meeting duly convened therefor;

         (g) by MMR, upon breach of any representation, warranty, covenant or agreement on the part of SFX set forth in this Agreement, or if any representation or warranty of SFX shall have become untrue, in either case such that the conditions set forth in Section 7.03 would not be satisfied ("Terminating SFX Breach"); provided, however, that, if such Terminating SFX Breach is curable by SFX through best efforts and for so long as SFX continues to exercise such best efforts, MMR may not terminate this Agreement under this
Section 8.01(g);

         (h) by MMR or the Independent Committee of MMR, upon (1) the revocation by the MMR Banker of its written fairness opinion if such revocation was (A) (i) directly related to the material misstatement or omission contained in the information provided to the MMR Banker by SFX, and
(ii) MMR does not directly or indirectly solicit such a revocation or (B) a direct result of a Material Adverse Effect with respect to SFX or (2) failure of the MMR Banker to confirm its written fairness opinion at the time the Proxy Statement is first mailed to MMR stockholders;

         (i) by SFX or the Independent Committee of SFX, upon (1) the revocation by the SFX Banker of its written fairness opinion if such revocation was (A)(i) directly related to the material misstatement or omission contained in the information provided to the SFX Banker by MMR, and
(ii) SFX does not directly or indirectly solicit such a revocation or (B) a direct result of a Material Adverse Effect with respect to MMR or (2) failure of the SFX Banker to confirm its written fairness opinion at the time of the Proxy Statement is first mailed to SFX stockholders;

         (j) by MMR or the Independent Committee of MMR within ten (10) business days of the delivery of the SFX Disclosure Schedules, if such schedules contain information inconsistent with information contained in the SFX SEC Reports or if such schedules contain information which was omitted from the SFX SEC Reports filed prior to the date hereof and such inconsistent or omitted information would, in the reasonable good faith determination of the Independent Committee of MMR after consultation with its advisors supported (if practicable) by a written evaluation by the MMR Banker, reasonably be expected to have a Material Adverse Effect on SFX;

         (k) by SFX or the Independent Committee of SFX within ten (10) business days of the delivery of the MMR Disclosure Schedules, if such schedules contain information inconsistent with information contained in the MMR SEC Reports or if such schedules contain information which was omitted from the MMR SEC Reports filed prior to the date hereof and such inconsistent or omitted information would, in the reasonable good faith determination of the Independent


                                     7-36

Committee of SFX after consultation with its advisors supported (if practicable) by a written evaluation by the SFX Banker reasonably be expected to have a Material Adverse Effect on MMR;

         (l) (A) by MMR or the Independent Committee of MMR, in the event that
(i) the Reported Price for the SFX Class A Common Stock for any seven (7) consecutive trading days (the "Average Price") during any period commencing with the first trading day following June 15, 1996 and ending on the Determination Date shall be less than $27.33 and (ii) MMR has delivered written notice to SFX of its intention to terminate this Agreement (the "Price Termination Notice") within forty-eight (48) hours following the date on which the Average Price is less than $27.33; provided, that SFX, upon the recommendation of the Independent Committee of SFX, shall have the right, but not the obligation, to deliver, within forty-eight (48) hours after the receipt of the Price Termination Notice, a written notice pursuant to which SFX agrees that MMR stockholders shall receive no less than the Minimum Per Share Amount (the "Make Whole Notice"); and provided, further, that SFX, upon the recommendation of the Independent Committee of SFX, shall, subject to the next succeeding sentence, have the right to rescind such Make Whole Notice by delivery of an additional notice (the "Make Whole Rescission Notice") in the event that the Average Price at any time following the delivery of the Make Whole Notice is at least $0.25 less than the Average Price as set forth in, and which triggered, the Price Termination Notice (such Average Price at the time of the first Make Whole Rescission Notice being referred to as the "Reduced Average Price," which term, after any subsequent decline of the Average Price of at least an additional $0.25, shall thereafter be deemed the "Reduced Average Price"). The Make Whole Rescission Notice shall be effected by delivery of written notice to MMR within forty-eight (48) hours following the date on which a particular Reduced Average Price occurred, it being understood that in the event SFX elects not to deliver a Make Whole Rescission Notice within such 48-hour period with respect to any particular Reduced Average Price, then SFX shall retain the right to deliver a Make Whole Rescission Notice with respect to any subsequent Reduced Average Price. In the event SFX either fails to deliver the Make Whole Notice within the forty-eight
(48) hour period following the receipt of a Price Termination Notice or delivers a Make Whole Rescission Notice, this Agreement shall terminate forthwith. (B) by MMR or the Independent Committee of MMR during the period commencing on the end of the fifteenth (15th) business day following the delivery of the SFX Disclosure Schedules (the "Huff Termination Date") and ending on the twentieth (20th) business day following the delivery of the SFX Disclosure Schedules if a binding, definitive agreement is not reached, by the close of business on the Huff Termination Date, with respect to the repayment and redemption in full at or prior to the Effective Time of the Subordinated Debentures and the MMR Senior Preferred Stock;

         (m) by MMR, if MMR accepts a Competing Transaction; or

         (n) by MMR, if the Independent Committee or the Board of Directors of SFX fails to recommend, withdraws or materially changes their recommendation of this Agreement or the Merger in a manner adverse to MMR or shall have resolved to do any of the foregoing.

         SECTION 8.02. FEES AND EXPENSES. (a) MMR shall pay SFX a fee (an "Alternative Proposal Fee") of $3,500,000, which amount is inclusive of all of Specified Expenses (as hereinafter defined) and all other costs and expenses, if:

         (i) this Agreement is terminated pursuant to Section 8.01(m) or (c) (except in the event a termination occurs pursuant to Section 8.01(c)(i) due to the occurrence of an event described in Section 8.01(g), (h)(1), (j), (l) or (n)); or

         (ii) (A) this Agreement is terminated pursuant to Section 8.01(d) as a result of the failure of the stockholders of MMR to approve the Merger, (B) a proposal for Competing Transaction shall have been made prior to such termination, and (C) any Competing Transaction is thereafter consummated within 12 months of such termination.

         (b) SFX shall pay MMR a fee (the "MMR Termination Fee") of $1,000,000, which amount is inclusive of all of the Specified Expenses, if the majority of the combined voting power of SFX votes with respect to, but does not vote in favor of, the Merger.

         (c) Except in connection with a termination pursuant to which the Alternative Proposal Fee would otherwise be due and owing, MMR shall pay SFX a fee (the "SFX Termination Fee") of $1,000,000, which amount is



                                     7-37
inclusive of all of the Specified Expenses, if the majority of the combined voting power of MMR votes with respect to, but does not vote in favor of, the Merger.

         (d) SFX shall be entitled to receive its Specified Expenses (but not the Alternative Proposal Fee) in immediately available funds in the event that this Agreement is terminated pursuant to Section 8.01(e), (i) or (k). MMR shall be entitled to receive its Specified Expenses in immediately available funds in the event that this Agreement is terminated pursuant to Section 8.01(g), (h) or (j). In addition, MMR shall also be entitled to receive in immediately available funds one-half (1/2) of its out-of-pocket expenses incurred in connection with the transactions contemplated by Section 6.16 in the event that this Agreement is terminated pursuant to Section 8.01(f), (g),
(h), (j) or (l).

         (e) In the event of termination of this Agreement and the abandonment of the Merger pursuant to Section 8.01, all obligations of the parties hereto shall terminate except the obligations of the parties pursuant to this Section
8.02 and Sections 6.17, 8.03, 8.04, 9.02, 9.05, 9.08, 9.11 and 9.13.

         No termination of this Agreement pursuant to Section
8.01(e), (g), (h) or (i) shall prejudice the ability of a non-breaching party from seeking damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity. Notwithstanding the foregoing, if SFX is required to file suit to seek the Alternative Proposal Fee or either SFX or MMR is required to file suit to seek its Specified Expenses or to recover its Termination Fee, and it ultimately succeeds on the merits, it shall be entitled to all expenses, including attorneys' fees, which it has incurred in enforcing its rights under this Section 8.02.

         (f) As used herein, "Specified Expenses" means all reasonable out-of-pocket expenses and fees actually incurred or accrued by a party or on its behalf in connection with the Transactions prior to the termination of this Agreement (including, without limitation, all fees and expenses of counsel, financial advisors, banks or other entities providing financing to such party (including financing, commitment and other fees payable thereto), accountants and other experts and consultants to such party and its affiliates, and all printing and advertising expenses) and in connection with the negotiation, preparation, execution, performance and termination of this Agreement, the structuring of the Transactions, any agreements relating thereto and any filings to be made in connection therewith; provided however in no event shall Specified Expenses include the expenses incurred under
Section 6.16 hereof.

         (g) Except as set forth in this Section and in Sections
6.01, 6.13(a) and the last sentence of Section 6.17(a), all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

         SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Independent Committees and Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of MMR, no amendment may be made which would violate Delaware Law. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.04. WAIVER. At any time prior to the Effective Time, any party hereto with the consent of its Independent Committee and Board of Directors may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                       ARTICLE IX -- GENERAL PROVISIONS

         SECTION 9.01. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time, except that the agreements set forth in Articles I and II and Sections 6.06, 6.18 and 6.19 and the agreements delivered pursuant to this Agreement shall survive the Effective Time indefinitely.



                                     7-38

         SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

         if to SFX or Acquisition Sub:

         SFX Broadcasting, Inc.
         150 East 58th Street, 19th Floor
         New York, New York 10155
         Attention: Robert F.X. Sillerman
         Facsimile: (212) 753-3188

               with copies to:

               Baker & McKenzie
               805 Third Avenue
               New York, New York 10022
               Attention: Howard M. Berkower
               Facsimile: (212) 759-9133

               Dewey Ballantine
               1301 Avenue of the Americas
               New York, New York 10019
               Attention: Morton A. Pierce
               Facsimile:  (212) 259-6333

         if to MMR:

         Multi-Market Radio, Inc.
         One Monarch Place
         Suite 220
         Springfield, Massachusetts  01144
         Attention: Michael G. Ferrel
         Facsimile: (413) 732-7851

                with a copy to:

                Paul, Hastings, Janofsky & Walker
                399 Park Avenue, 31st Floor
                New York, New York 10022
                Attention: William F. Schwitter
                Facsimile: (212) 319-4090

         SECTION 9.03. CERTAIN DEFINITIONS. Unless the context requires otherwise, for purposes of this Agreement, the term:

         (a) "affiliate" of a specified person means a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person;

         (b) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or


                                     7-39
subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares, or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

         (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York;


         (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

         (e) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

         (f) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns or has rights to acquire, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         SECTION 9.04. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

         SECTION 9.05. ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article II (including, without limitation, provisions relating to the holders of any Warrants) and Section 6.06 (collectively, the "Third Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         SECTION 9.06. INCORPORATION OF SCHEDULES. The MMR Disclosure Schedule and the SFX Disclosure Schedule referred to herein and signed for identification by the parties hereto and all exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein. For purposes of this Agreement, any disclosure made (i) on any Schedule to this Agreement shall be deemed included in any other Schedule to which such disclosure is relevant and (ii) in any MMR or SFX SEC Reports filed prior to the date hereto shall be deemed to have been disclosed for all purposes relevant, and shall be deemed included in all Schedules annexed, to this Agreement.

         SECTION 9.07. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.



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




         SECTION 9.08. GOVERNING LAW. EXCEPT TO THE EXTENT THAT DELAWARE LAW IS MANDATORILY APPLICABLE TO THE MERGER AND THE RIGHTS OF THE STOCKHOLDERS OF MMR AND ACQUISITION SUB, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE RULES OF CONFLICTS OF LAW THEREOF. ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN ANY COURT SITTING IN THE CITY OF NEW YORK, STATE OF NEW YORK.

         SECTION 9.09. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.10. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 9.11. WAIVER OF JURY TRIAL. Each of SFX, MMR and Acquisition Sub hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of SFX, MMR or Acquisition Sub in the negotiation, administration, performance and enforcement thereof.

         SECTION 9.12. ENTIRE AGREEMENT. This Agreement, the MMR Disclosure Schedule, the SFX Disclosure Schedule, the Exhibits attached hereto, and all documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         SECTION 9.13. WAIVER OF CERTAIN RIGHTS. (a) SFX hereby waives any right to terminate this Agreement, during the period prior to the delivery of the MMR Disclosure Schedule to SFX, to the extent that such right is based upon any purported breach of any representation or warranty of MMR, except if any such purported breach relates to a representation or warranty which is not qualified by reference to the MMR Disclosure Schedule.

         (b) MMR hereby waives any right to terminate this Agreement, during the period prior to the delivery of the SFX Disclosure Schedule to MMR, to the extent that such right is based upon any purported breach of any representation or warranty of SFX, except if any such purported breach relates to a representation or warranty which is not qualified by reference to the SFX Disclosure Schedule.

         (c) The information contained in the disclosure schedules will be deemed to have been disclosed for all relevant purposes as of the date of this Agreement.


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




         IN WITNESS WHEREOF, SFX, Acquisition Sub and MMR have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                 SFX BROADCASTING, INC.


                                 By /s/ Robert F.X. Sillerman
                                    ------------------------------------------
                                    Robert F.X. Sillerman, Executive Chairman



                                 SFX MERGER COMPANY


                                 By /s/ Robert F.X. Sillerman
                                    ------------------------------------------
                                    Robert F.X. Sillerman, President



                                 MULTI-MARKET RADIO, INC.


                                 By /s/ Michael G. Ferrel
                                    ------------------------------------------
                                    Michael G. Ferrel, Chief Executive Officer


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